Exhibit 10.2

EXECUTION COPY

PURCHASE AGREEMENT

Dated February 14, 2005

among

iSTAR FINANCIAL INC.,

iSTAR ALPHA TRS INC.,

OAK HILL ADVISORS, L.P.,

OAK HILL SECURITIES GENPAR II, L.P.,

OAK HILL CREDIT ALPHA GENPAR, L.P.,

OAK HILL ADVISORS MGP, INC.,

WHB, INC.,

KRASE, INC.,

RBO, INC.,

CSW, INC.,

GA LLC,

OAK HILL ASSET MANAGEMENT, INC.,

OHSF GP PARTNERS II, LLC,

OAK HILL CREDIT ALPHA MGP, LLC,

GLENN R. AUGUST,

WILLIAM H. BOHNSACK, JR.,

SCOTT D. KRASE,

ROBERT OKUN,

and

CARL L. WERNICKE

Table of Contents

ARTICLE I CLOSINGS; SALE AND PURCHASE

1.1	The Closings
1.2	Purchase and Sale at the Initial Closing
1.3	Purchase and Sale at the Subsequent Closing
1.4	Delivery of Initial Purchase Price and Certificates
1.5	Delivery of Subsequent Purchase Price and Certificates
1.6	Pre-Closing Fees and Expenses; Discharge of OHA Liabilities; Delivery of Closing Statement
1.7	Excluded Assets
1.8	FIRPTA Affidavits
1.9	Actions Simultaneous

ARTICLE II REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PURCHASER PARTNERSHIP INTERESTS AND THE PURCHASER LLC INTERESTS

2.1	Authority; Execution and Delivery; Enforceability
2.2	Title to Purchaser Partnership Interests
2.3	Title to Purchaser LLC Interests
2.4	Non-Contravention
2.5	Governmental Consents and Approvals
2.6	Litigation and Claims
2.7	Investment Representations
2.8	Competition; Conflicts
2.9	No Finder

ARTICLE III REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE OAK HILL ENTITIES

3.1	Organization; Good Standing
3.2	Authority; Execution and Delivery; Enforceability
3.3	Capitalization
3.4	Subsidiaries
3.5	Non-Contravention
3.6	Books and Records
3.7	Governmental Consents and Approvals
3.8	Title to Assets
3.9	Real Property
3.10	Employment Related Agreements and Actions
3.11	Contracts
3.12	Intellectual Property
3.13	Insurance
3.14	Financial Statements; Liabilities; Books and Records
3.15	Tax Matters
3.16	Absence of Changes
3.17	Litigation and Claims
3.18	Governmental Permits; Compliance with Applicable Law
3.19	The Funds
3.20	Environmental Matters

i

3.21	Employee Plans
3.22	Fiduciary Commitments and Duties
3.23	No Finder
3.24	OHAI/OHAMI
3.25	Assets Under Management

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE iSTAR PARTIES

4.1	Organization; Good Standing
4.2	Authority; Execution and Delivery; Enforceability
4.3	Non-Contravention
4.4	Governmental Consents and Approvals
4.5	iStar Shares
4.6	Litigation and Claims
4.7	SEC Reports
4.8	Private Offering
4.9	REIT Status
4.10	Sources of Funds
4.11	Books and Records
4.12	No Finder
4.13	Investment Intention and Accredited Investor
4.14	No Other Representations and Warranties
4.15	Taxes

ARTICLE V ACTION PRIOR TO THE INITIAL CLOSING DATE

5.1	Conduct of Business
5.2	No Breach of Representations and Warranties; Notification of Certain Matters
5.3	Access
5.4	Standstill
5.5	Notice of Litigation
5.6	Fulfillment of Conditions to Obligations of the iStar Parties
5.7	Fulfillment of Conditions to Obligations of the Oak Hill Parties
5.8	Notices
5.9	Amended and Restated LP Agreements/Operating Agreements
5.10	Delivery of Governmental Documents
5.11	Publicity

ARTICLE VI OTHER AGREEMENTS OF THE PARTIES

6.1	Key Man Insurance
6.2	Office Space
6.3	Board Representation
6.4	Consulting Agreement
6.5	Federal Income Tax Treatment
6.6	Transfer Taxes
6.7	Contributions and Reorganization
6.8	Further Assurances
6.9	Additions to Securities List
6.10	New TRSs
6.11	Extension of Funds

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF iSTAR PARTIES

7.1	Initial Closing
7.2	Subsequent Closing

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE OAK HILL PARTIES AND THE OAK HILL SELLERS

8.1	Initial Closing
8.2	Subsequent Closing

ARTICLE IX INDEMNIFICATION

9.1	Survival of Representations and Warranties
9.2	Indemnification by the Oak Hill Sellers and the Seller Principals
9.3	Indemnification by the Parent
9.4	Notification of Claims
9.5	Limitations on Indemnification
9.6	Tax Treatment of Indemnity Payments
9.7	Indemnity Payments by Seller Group Members

ARTICLE X TERMINATION

10.1	Termination
10.2	Effects of Termination
10.3	Termination Following Initial Closing but Prior to Subsequent Closing

ARTICLE XI MISCELLANEOUS

11.1	Expenses of the Transaction
11.2	Notices
11.3	No Modification Except in Writing
11.4	Entire Agreement
11.5	Severability
11.6	Assignment
11.7	Governing Law; Jurisdiction
11.8	Headings; References
11.9	Interpretation
11.10	Third Parties
11.11	Counterparts

APPENDICES

Appendix A	Definitions

EXHIBITS

Exhibit 1	Form of Consulting Agreement
Exhibit 2	Form of Amended and Restated OHA LP Agreement
Exhibit 3	Form of Relationship Agreement
Exhibit 4	Form of Shareholder’s Agreement
Exhibit SL	Securities List
Exhibit R	Manner of Reorganization

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated February 14, 2005, among iSTAR FINANCIAL INC., a Maryland corporation (the “Parent”), iSTAR ALPHA TRS INC., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Purchaser”), on the one hand, OAK HILL ADVISORS, L.P., a Delaware limited partnership (“OHA”), OAK HILL SECURITIES GENPAR II, L.P., a Delaware limited partnership (“GenPar II”), OAK HILL CREDIT ALPHA GENPAR, L.P., a Delaware limited partnership (“GenPar Alpha”), GA LLC, a Delaware limited liability company (“GA LLC”), OAK HILL ASSET MANAGEMENT, INC., a Delaware corporation (“OHAMI”), OAK HILL ADVISORS MGP, INC., a Delaware corporation (the “GRA Seller”), WHB, INC., a Delaware corporation (the “WHB Seller”), KRASE, INC., a Delaware corporation (the “Krase Seller”), RBO, INC., a Delaware corporation (the “RBO Seller”), CSW, INC., a Delaware corporation (the “CSW Seller” and, together with GA LLC, OHAMI the GRA Seller, the WHB Seller, the Krase Seller and the RBO Seller, the “Oak Hill Sellers”), OHSF GP PARTNERS II, LLC, a Delaware limited liability company (“GenPar II LLC”), OAK HILL CREDIT ALPHA MGP, LLC, a Delaware limited liability company (“GenPar Alpha LLC” and, together with GenPar II LLC, OHA, GenPar II and GenPar Alpha, the “Oak Hill Entities”), GLENN R. AUGUST (“August”), WILLIAM H. BOHNSACK, JR. (“Bohnsack”), SCOTT D. KRASE (“Krase”), ROBERT OKUN (“Okun”) and CARL L. WERNICKE (“Wernicke” and, together with August, Bohnsack, Krase and Okun, the “Seller Principals” and, together with the Oak Hill Sellers and the Oak Hill Entities, the “Oak Hill Parties”), on the other hand.

W I T N E S S E T H:

WHEREAS, OHA and certain of its Affiliates are engaged in investment and asset management and other advisory services, and OHA serves as the direct or indirect manager or advisor of certain investment vehicles, including the Funds;

WHEREAS, the Parent is in the business of providing custom-tailored financing solutions to private and corporate owners of real estate;

WHEREAS, the Purchaser desires to purchase and acquire from the Oak Hill Sellers and the Seller Principals, and the Oak Hill Sellers and the Seller Principals desire to sell and transfer to the Purchaser, certain interests more fully described herein and in the Amended and Restated LP Agreements and Amended and Restated Operating Agreements;

WHEREAS, the Seller Principals, directly or indirectly, own all of the equity interests in the Oak Hill Sellers as more fully described herein;

WHEREAS, the Oak Hill Sellers (other than OHAMI) collectively own 100% of the issued and outstanding partnership interests of OHA (the “OHA Partnership Interests”);

WHEREAS, at or prior to the Initial Closing the OHA Partnership Interests will be reclassified pursuant to the Amended and Restated OHA LP Agreement into Class A Interests and Class B Interests (the “Reclassification”) and OHAMI, in connection with the OHAMI Contribution, will receive Class A Interests in OHA;

WHEREAS, the Purchaser desires to purchase and acquire from each Oak Hill Seller, and each Oak Hill Seller desires to sell and transfer to the Purchaser, all of its Class A Interests,

which represent in the aggregate, after giving effect to the OHAI Contribution, 47.5% of the OHA Partnership Interests (the “Purchaser Partnership Interests”) on the terms and subject to the conditions hereinafter set forth and subject to the terms of the Amended and Restated OHA LP Agreement;

WHEREAS, August, Bohnsack, Krase and Wernicke collectively own 87.635239% of the issued and outstanding membership interests of GenPar II LLC (the “GenPar II LLC Interests”), and the Purchaser or a Purchaser Designee desires to purchase and acquire from the Seller Principals, and the Seller Principals desire to sell and transfer to the Purchaser, an interest in GenPar II LLC which shall entitle Purchaser or a Purchaser Designee to 38% of the aggregate carried interest distributions from GenPar II which amount represents 46.986090% of the Class B Interests of GenPar II LLC (the “Purchaser GenPar II LLC Interest”) on the terms and subject to the conditions hereinafter set forth and subject to the terms of the Amended and Restated GenPar II LLC Operating Agreement;

WHEREAS, the Seller Principals collectively own all of the issued and outstanding membership interests of GenPar Alpha LLC (the “GenPar Alpha LLC Interests” and, together with the GenPar II LLC Interests, the “LLC Interests”) and the Purchaser desires to purchase and acquire from the Seller Principals, and the Seller Principals desire to sell and transfer to the Purchaser, an interest in GenPar Alpha LLC which shall entitle Purchaser or a Purchaser Designee to 42.75% of the aggregate incentive allocations from GenPar Alpha, which amount represents 47.5% of the incentive allocation interests in GenPar Alpha LLC (the “Purchaser GenPar Alpha LLC Interest” and, together with the Purchaser GenPar II LLC Interest, the “Purchaser LLC Interests”) on the terms and subject to the conditions hereinafter set forth and subject to the terms of the Amended and Restated GenPar Alpha LLC Operating Agreement;

WHEREAS, in connection with the transactions contemplated hereby and by the Related Agreements, the Oak Hill Sellers and the Seller Principals will cause the Reclassification and Reorganization to occur prior to the Initial Closing Time; and

WHEREAS, terms used in this Agreement and not otherwise defined in this Agreement are defined in Appendix A hereto.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

CLOSINGS; SALE AND PURCHASE

1.1                                 The Closings.  The closing (the “Initial Closing”) of the purchase and sale of the Purchaser Partnership Interests and the Purchaser LLC Interests owned by OHAMI, GA LLC, the GRA Seller, the WHB Seller, the Krase Seller, August, Bohnsack and Krase, as the case may be, shall take place at 10:00 a.m., Eastern Time, on April 1, 2005 as long as all of the conditions contained in Sections 7.1 and 8.1 have been satisfied or waived (other than those conditions which will be satisfied at the Initial Closing Time).  (Hereinafter, such date is referred to as the “Initial Closing Date” and such time on the Initial Closing Date is referred to as the “Initial Closing Time”.)  The closing (the “Subsequent Closing” and, together with the Initial Closing, the “Closings”) of the purchase and sale of the Purchaser Partnership Interests and the Purchaser

LLC Interests owned by the RBO Seller, the CSW Seller, Okun and Wernicke, as the case may be, shall take place at 10:00 a.m., Eastern Time, on May 2, 2005 as long as all of the conditions contained in Sections 7.2 and 8.2 have been satisfied.  (Hereinafter, such date is referred to as the “Subsequent Closing Date” and such time on the Subsequent Closing Date is referred to as the “Subsequent Closing Time”.)  The Closings shall take place at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York.

1.2                                 Purchase and Sale at the Initial Closing.  Upon the terms and subject to the conditions set forth herein, at the Initial Closing (a) each of OHAMI, GA LLC, the GRA Seller, the WHB Seller and the Krase Seller agrees to sell, convey, transfer, assign and deliver to the Purchaser certificates (or such other appropriate evidences of ownership) representing such Oak Hill Seller’s Purchaser Partnership Interests and (b) each of August, Bohnsack and Krase agrees to sell, convey, transfer, assign and deliver to the Purchaser or a Purchaser Designee certificates (or such other appropriate evidences of ownership) representing such Seller Principal’s Purchaser LLC Interests, in each case (if certificated) duly endorsed in blank or accompanied by appropriate powers in blank with all appropriate transfer stamps affixed thereto, and the Purchaser agrees (and the Parent shall cause the Purchaser and the Purchaser Designees) to purchase from such Oak Hill Sellers and from such Seller Principals such Oak Hill Seller’s Purchaser Partnership Interests and such Seller Principal’s Purchaser LLC Interests, respectively, for an aggregate purchase price consisting of (i) $128,729,257.81 in cash (the “Initial Cash Purchase Price”) and (ii) such number of shares of iStar Common Stock equal to the quotient of (x) $41,650,000 over (y) the iStar Common Stock Price (the “Initial iStar Shares” and, together with the Initial Cash Purchase Price, the “Initial Purchase Price”).

1.3                                 Purchase and Sale at the Subsequent Closing.  Upon the terms and subject to the conditions set forth herein, at the Subsequent Closing (a) each of the RBO Seller and the CSW Seller agrees to sell, convey, transfer, assign and deliver to the Purchaser or a Purchaser Designee certificates (or such other appropriate evidences of ownership) representing such Oak Hill Seller’s Purchaser Partnership Interests and (b) each of Okun and Wernicke agrees to sell, convey, transfer, assign and deliver to the Purchaser or a Purchaser Designee certificates (or such other appropriate evidences of ownership) representing such Seller Principal’s Purchaser LLC Interests, in each case (if certificated) duly endorsed in blank or accompanied by appropriate powers in blank with all appropriate transfer stamps affixed thereto, and the Purchaser agrees (and the Parent shall cause the Purchaser and the Purchaser Designees) to purchase from such Oak Hill Sellers and from such Seller Principals such Oak Hill Seller’s Purchaser Partnership Interests and such Seller Principal’s Purchaser LLC Interests, respectively, for an aggregate purchase price consisting of (i) $22,270,742.19 in cash, adjusted upward (as it relates to such Oak Hill Seller or such Seller Principal) by an amount equal to the amount by which such Oak Hill Sellers’ or such Seller Principals’ pro rata share (based on its or his partnership/membership interest in an Oak Hill Entity as set forth in Section 1.3 of the Disclosure Letter, such share referred to as its or his “Pro Rata Share”) of base management fees accrued by the Oak Hill Entities exceeds its or his Pro Rata Share of expenses incurred or accrued by the Oak Hill Entities for the period between the Initial Closing Date and the Business Day prior to the Subsequent Closing Date, or adjusted downward by an amount equal to the amount by which such Oak Hill Sellers’ or such Seller Principals’ Pro Rata Share of expenses incurred or accrued by the Oak Hill Entities exceeds its or his Pro Rata Share of base management fees accrued by the Oak Hill Entities for the period between the Initial Closing Date and the Business Day prior to the Subsequent Closing Date (as adjusted, the “Subsequent Cash Purchase Price”) and (ii) such number of shares of iStar Common Stock equal to the quotient of (x) $7,350,000 over (y) the iStar Common Stock Closing Price (the “Subsequent iStar Shares” and, together with the Subsequent Cash Purchase Price, the “Subsequent Purchase Price”).

1.4                                 Delivery of Initial Purchase Price and Certificates.  At the Initial Closing (i) the Initial Cash Purchase Price shall be paid by the Purchaser, and the Parent shall cause the Purchaser and the Purchaser Designees to pay, to OHAMI, GA LLC, the GRA Seller, the WHB Seller, the Krase Seller, August, Bohnsack and Krase, as the case may be, by wire transfer of immediately available funds to accounts designated in writing by such Oak Hill Sellers and such Seller Principals, as the case may be, at least two Business Days prior to the Initial Closing Date, (ii) the Initial iStar Shares shall be delivered by the Parent to such Oak Hill Sellers and such Seller Principals, and (iii) the certificates (or such other appropriate evidences of ownership) representing such Oak Hill Seller’s Purchaser Partnership Interests and such Seller Principal’s Purchaser LLC Interests shall be delivered by such Oak Hill Sellers and such Seller Principals, as the case may be, to the Purchaser and the Purchaser Designees, and in the case of (i) and (ii) in the proportions as set forth in Section 1.4 of the Disclosure Letter.

1.5                                 Delivery of Subsequent Purchase Price and Certificates.  At the Subsequent Closing (i) the Subsequent Cash Purchase Price shall be paid by the Purchaser, and the Parent shall cause the Purchaser and the Purchaser Designees to pay, to the RBO Seller, the CSW Seller, Okun and Wernicke, as the case may be, by wire transfer of immediately available funds to accounts designated in writing by such Oak Hill Sellers and such Seller Principals, as the case may be, at least two Business Days prior to the Subsequent Closing Date, (ii) the Subsequent iStar Shares shall be delivered by the Parent to such Oak Hill Sellers and such Seller Principals, and (iii) the certificates (or such other appropriate evidences of ownership) representing such Oak Hill Seller’s Purchaser Partnership Interests and such Seller Principal’s Purchaser LLC Interests shall be delivered by such Oak Hill Sellers and such Seller Principals, as the case may be, to the Purchaser and Purchaser Designees, and in the case of (i) and (ii) in the proportions as set forth in Section 1.5 of the Disclosure Letter.

1.6                                 Pre-Closing Fees and Expenses; Discharge of OHA Liabilities; Delivery of Closing Statement.  Notwithstanding anything contained herein, (i) all base management fees and expenses incurred or accrued by the Oak Hill Entities prior to the Business Day prior to the Initial Closing Date shall be for the account of the Oak Hill Sellers and (ii) the OHA Liabilities shall be paid and discharged in full by the Oak Hill Sellers at or prior to the Initial Closing Date.  The proceeds of such accrued base management fees, net of accrued expenses (which expenses shall include the pro rata portion of any projected bonuses to be paid to the employees of the Oak Hill Entities in respect of such accrued management fees) will be distributed by the Oak Hill Entities to the Oak Hill Sellers immediately upon the receipt thereof by the Oak Hill Entities.  Prior to the Initial Closing Date, the Oak Hill Entities shall distribute to the Oak Hill Sellers all cash and cash equivalents on hand.  At or prior to the Initial Closing Date, each Oak Hill Entity will have in place a revolving line of credit sufficient to fund the operation of its business in the ordinary course, which line of credit shall be on commercially reasonable terms and if such line of credit is provided by one or more of the Seller Principals or any of their respective Affiliates, such line of credit shall have an interest rate of no greater than LIBOR plus 150 basis points.  Within 30 days after the Initial Closing Date, the Seller Principals shall cause the Oak Hill Entities to deliver to the iStar Parties a closing statement reflecting the base management fees, expenses and OHA Liabilities incurred or accrued by each Oak Hill Entity as of the Business Day prior to the Initial Closing Date (the “Closing Statement”).  The Closing Statement shall be prepared in accordance with GAAP and consistent with the books and records of each Oak Hill Entity.

1.7                                 Excluded Assets.  Subject to Section 6.11, the transactions contemplated hereby and by the Related Agreements shall not include the sale, conveyance, transfer, assignment or delivery to the iStar Parties of the Excluded Assets.

1.8                                 FIRPTA Affidavits.  In order to establish that withholding under Section 1445 of the Code does not apply, each of the Oak Hill Sellers anticipates that he or it will timely provide (or cause to be provided) to the Purchaser the certification described in Treasury Regulation Section 1.1445-11T(d)(2)(i) or the certification described in Treasury Regulation Section 1.1445-2(b)(2).  Any Oak Hill Seller that does not timely provide such certification shall be subject to withholding on (and out of the cash portion of) the Purchase Price payable to such Oak Hill Seller as provided under Section 1445 of the Code and the Treasury Regulations.

1.9                                 Actions Simultaneous.  Except with respect to the OHAI Contribution and the OHAMI Contribution, all actions to be taken and all documents to be executed and delivered by the parties at the Initial Closing and the Subsequent Closing, respectively, shall be deemed to have been taken and executed and delivered simultaneously at such Closing and no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered until all actions have been taken and all documents have been executed and delivered at such Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE

PURCHASER PARTNERSHIP INTERESTS AND THE PURCHASER LLC INTERESTS

Each Oak Hill Seller, individually as to such Oak Hill Seller, and each Seller Principal, jointly and severally only with respect to such Seller Principal and any Oak Hill Seller in which such Seller Principal owns equity interests, hereby represents and warrants to the iStar Parties as follows, subject to such exceptions or qualifications as are disclosed in writing in the Disclosure Letter, which is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosures in any paragraph of the Disclosure Letter shall also constitute disclosure under, and shall also qualify, the other paragraphs in this Agreement to the extent that the relevance of such disclosures is apparent on its face.  The inclusion of any information in any section of the Disclosure Letter or other document delivered pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

2.1                                 Authority; Execution and Delivery; Enforceability.

(a)                                  Such Oak Hill Seller is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

(b)                                 Such Oak Hill Seller and such Seller Principal has full power, authority and, if applicable, capacity to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, to perform its or his respective obligations hereunder and under such Related Agreements and to consummate the transactions contemplated hereby and by such Related Agreements.  The sale, conveyance, transfer, assignment and delivery of the Purchaser Partnership Interests to the Purchaser has been duly authorized by all requisite action of such Oak Hill Seller.  The sale, conveyance, transfer, assignment and delivery of the Purchaser LLC Interests to the Purchaser has been duly authorized by all requisite action of such Seller Principal.

(c)                                  Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by such Oak Hill Seller and such Seller Principal (to the extent a party thereto), and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of such Oak Hill Seller and such Seller Principal (to the extent a party thereto), enforceable against such Oak Hill Seller and such Seller Principal in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.2                                 Title to Purchaser Partnership Interests.  Except as set forth in Section 2.2 of the Disclosure Letter, such Oak Hill Seller has good and valid title to the Purchaser Partnership Interests owned by such Oak Hill Seller as set forth in Section 2.2 of the Disclosure Letter, free and clear of all Liens.  Other than rights to purchase granted under the OHA Partnership Agreement, such Oak Hill Seller has not entered into any contract, agreement, arrangement, commitment or understanding with, or granted any option or right to, any party other than the iStar Parties with respect to the acquisition of any of such Oak Hill Seller’s OHA Partnership Interests.

2.3                                 Title to Purchaser LLC Interests.  Except as set forth in Section 2.3 of the Disclosure Letter, such Seller Principal has good and valid title to the Purchaser LLC Interests owned by such Seller Principal as set forth in Section 2.3 of the Disclosure Letter, free and clear of all Liens.  Other than rights to purchase granted under the LLC Operating Agreements, such Seller Principal has not entered into any contract, agreement, arrangement, commitment or understanding with, or granted any option or right to, any party other than the iStar Parties with respect to the acquisition of any of such Seller Principal’s LLC Interests.

2.4                                 Non-Contravention.  Assuming the Notices have been delivered in the manner specified in Section 5.8 of the Disclosure Letter, the execution and delivery of this Agreement and the Related Agreements by such Oak Hill Seller and such Seller Principal (to the extent a party thereto) do not and will not, and the consummation of the transactions contemplated at the Closings hereby and by such Related Agreements and compliance with the terms hereof and of such Related Agreements, will not:

(i)                                     constitute a violation or breach of the Organizational Documents of such Oak Hill Seller;

(ii)                                  constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, or require the consent of any Person under, any provision of any contract or other instrument to which such Oak Hill Seller or such Seller Principal is a party;

(iii)                               violate any Order or any Law affecting such Oak Hill Seller or such Seller Principal; or

(iv)                              result in the creation of any Lien on such Oak Hill Seller’s Purchaser Partnership Interests or such Seller Principal’s Purchaser LLC Interests, other than restrictions under the Amended and Restated OHA LP Agreement, in the case of such Purchaser Partnership Interests, and the Amended and Restated Operating Agreements, in the case of such Purchaser LLC Interests.

2.5                                 Governmental Consents and Approvals.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained by or on behalf of such Oak Hill Seller or such Seller Principal in connection with the execution, delivery and performance of this Agreement or the Related Agreements (to the extent a party thereto) or the consummation of the transactions contemplated at the Closings hereby and by such Related Agreements.

2.6                                 Litigation and Claims.  There is no Action pending or, to the knowledge of such Oak Hill Seller or such Seller Principal, threatened, against such Oak Hill Seller or such Seller Principal or to which such Oak Hill Seller or such Seller Principal is reasonably likely to become a party that would reasonably be expected to materially adversely affect such Oak Hill Seller’s or such Seller Principal’s ability to consummate the transactions contemplated hereby or by the Related Agreements (to the extent a party thereto).

2.7                                 Investment Representations.  Such Oak Hill Seller and Seller Principal understand that the Initial iStar Shares and Subsequent iStar Shares (collectively, the “iStar Shares”) delivered pursuant to Sections 1.2 and 1.3, respectively, will not have been registered under the Securities Act.  Such Oak Hill Seller and such Seller Principal also understand that the iStar Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of such Oak Hill Seller or Seller Principal contained in this Agreement.  Such Oak Hill Seller and such Seller Principal hereby represents and warrants to the iStar Parties as follows:

(i)                                     Such Oak Hill Seller or such Seller Principal is capable of evaluating the merits and risks of the investment in the Parent and has the capacity to protect its or his own interests.  Such Oak Hill Seller or such Seller Principal must bear the economic risk of this investment indefinitely unless the iStar Shares are registered pursuant to the Securities Act, or an exemption from registration is available.  Such Oak Hill Seller or such Seller Principal also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Oak Hill Seller or such Seller Principal to transfer all or any portion of its iStar Shares under the circumstances, in the amounts or at the times such Oak Hill Seller or such Seller Principal might propose.

(ii)                                  Such Oak Hill Seller or such Seller Principal is acquiring the iStar Shares for its or his own account for investment only, and not with a view towards their distribution.

(iii)                               Such Oak Hill Seller or such Seller Principal represents that it or he is an “accredited investor” within the meaning of Regulation D under the Securities Act.

2.8                                 Competition; Conflicts.  Except as set forth in Section 2.8 of the Disclosure Letter, no Seller Principal or any member of the Immediate Family of such Seller Principal (other than siblings of such Seller Principal) serves as an officer, director, employee, consultant, partner, member or in similar capacity of any competitor of any of the Oak Hill Entities or the Subsidiaries or owns directly or indirectly (other than in or through beneficial ownership of less than 5% of the outstanding securities of a publicly traded company) any interests in any competitor or any Person that has a material contract or agreement (other than intercompany contracts or agreements between or among two or more of the Oak Hill Entities or the Subsidiaries) with any of the Oak Hill Entities or the Subsidiaries.

2.9                                 No Finder.  Except for the engagement of Morgan Stanley & Co., Inc., neither such Oak Hill Seller or such Seller Principal nor any party acting on such Oak Hill Seller’s or such Seller Principal’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby or by the Related Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO THE OAK HILL ENTITIES

Each Oak Hill Party, jointly and severally (but subject to the limitations set forth in Sections 9.5(g) and (h) and Section 10.2), hereby represents and warrants to the iStar Parties as follows, subject to such exceptions or qualifications as are disclosed in writing in the Disclosure Letter, which is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosures in any paragraph of the Disclosure Letter shall also constitute disclosure under, and shall also qualify, the other paragraphs in this Agreement to the extent that the relevance of such disclosures is apparent on its face.  The inclusion of any information in any section of the Disclosure Letter or other document delivered pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

3.1                                 Organization; Good Standing.

(a)                                  Each Oak Hill Entity and each Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b)                                 Each Oak Hill Entity and each Subsidiary has full power and authority to conduct all of the business and activities conducted by it, and to own or lease all of the assets owned or leased by it; and is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary, except for those jurisdictions in which the failure to be so qualified or licensed, individually or in the aggregate, would not limit its ability to consummate the transactions contemplated hereby and by the Related Agreements or would not reasonably be expected to have an Oak Hill Material Adverse Effect.

3.2                                 Authority; Execution and Delivery; Enforceability.

(a)                                  Each Oak Hill Entity has full power and authority to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, to perform its respective obligations hereunder and under such Related Agreements and to consummate the transactions contemplated hereby and by such Related Agreements.

(b)                                 All requisite acts and other proceedings required to be taken by each Oak Hill Entity to authorize the execution, delivery and performance of this Agreement and such Related Agreements have been duly and properly taken.

(c)                                  Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by each Oak Hill Entity (to the extent a party thereto), and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of each Oak Hill Entity (to the extent a party thereto), enforceable against each Oak Hill Entity in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3                                 Capitalization.

(a)                                  Except as set forth in Section 3.3(a) of the Disclosure Letter (i) the Oak Hill Sellers collectively own all of the outstanding OHA Partnership Interests, (ii) GenPar II LLC owns 80.875% of the outstanding carried interest distributions of GenPar II (the “GenPar II Interests”) and (iii) GenPar Alpha LLC owns 90% of the outstanding incentive allocation interest in GenPar Alpha (the “GenPar Alpha Interests” and, together with the GenPar II Interests, the “GenPar Interests”).  Except as set forth in Section 3.3(a) of the Disclosure Letter, all outstanding OHA Partnership Interests and GenPar Interests have been duly authorized and validly issued and are fully paid and nonassessable, and are free and clear of all Liens.

(b)                                 August, Bohnsack, Krase and Wernicke collectively own 87.635239% of the outstanding GenPar II LLC Interests and (iii) the Seller Principals collectively own all of the outstanding GenPar Alpha LLC Interests.  Except as set forth in Section 3.3(b) of the Disclosure Letter, all outstanding LLC Interests have been duly authorized and validly issued and are fully paid and nonassessable, and are free and clear of all Liens.

(c)                                  There are no outstanding warrants, options, contracts, rights (preemptive or otherwise), calls or commitments of any character relating to any issued or unissued equity interests in any Oak Hill Entity or other instruments binding on any Oak Hill Entity convertible into or exchangeable for any equity interests in any Oak Hill Entity, or which obligate any Oak Hill Entity to seek authorization to issue additional equity interests, nor will any be created by virtue of this Agreement or the Related Agreements or the transactions contemplated hereby or by the Related Agreements.

(d)                                 Set forth in Section 3.3(d) of the Disclosure Letter is a complete and correct chart setting forth all of the Oak Hill Entities and Subsidiaries and ownership percentages with respect thereto (and the ownership of each of the Selling Principals with respect thereto) and Persons that are parties to Investment Advisory Contracts with any of the Oak Hill Entities and Subsidiaries.  In addition, Section 3.3(d) of the Disclosure Letter sets forth ownership percentages giving effect to the transactions contemplated by this Agreement.

3.4                                 Subsidiaries.  Except as set forth in Section 3.4 of the Disclosure Letter, all outstanding equity interests of each Subsidiary are beneficially owned by an Oak Hill Entity.  Except as set forth in Section 3.4 of the Disclosure Letter, all outstanding equity interests in the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are free and clear of all Liens.  There are no outstanding warrants, options, contracts, rights (preemptive or otherwise), calls or commitments of any character relating to any issued or unissued equity interests in the Subsidiaries or other instruments binding on a Subsidiary convertible into or exchangeable for equity interests in the Subsidiaries, or which obligate a Subsidiary to seek authorization to issue additional interests, nor will any be created by virtue of this Agreement or the Related Agreements or the transactions contemplated hereby or by the Related Agreements.  Section 3.4 of the Disclosure Letter contains a complete and correct list of the Subsidiaries and the current ownership of each Subsidiary.  Neither any Oak Hill Entity nor any Subsidiary owns (directly or indirectly) any equity interests in, any Person or any interest convertible into or exercisable or exchangeable for any such equity interests, other than the Oak Hill Entities’ ownership of the Subsidiaries and its and their interests in the Funds.

3.5                                 Non-Contravention.  Assuming the Notices have been delivered in the manner specified in Section 5.8 of the Disclosure Letter, the execution and delivery of this Agreement and the Related Agreements by each Oak Hill Entity (to the extent a party thereto) do not and will not, and the consummation of the transactions contemplated at the Closings hereby and by such Related Agreements and compliance with the terms hereof and of such Related Agreements, will not:

(i)                                     constitute a violation or breach of the Organizational Documents of any Oak Hill Entity or any Subsidiary, and will not constitute a violation or breach of any Fund Documents;

(ii)                                  except as set forth in Section 3.5(ii) of the Disclosure Letter, constitute a default under or a violation or breach of, or result in the acceleration of any obligation of any Oak Hill Entity, any Subsidiary or any Fund under, or a change in any right or obligation of any Oak Hill Entity, any Subsidiary or any Fund or counterparty under, or require the consent of any Person under, any provision of any Contract or other instrument to which any Oak Hill Entity, any Subsidiary or any Fund is a party or by which (a) any of the assets of any Oak Hill Entity, any Subsidiary or any Fund, or (b) the Purchaser Partnership Interests or the Purchaser LLC Interests, may be affected or secured;

(iii)                               violate any Order or any Law affecting any Oak Hill Entity, any Subsidiary or any Fund, or the assets of any Oak Hill Entity, any Subsidiary or any Fund; or

(iv)                              result in the creation of any Lien on any of the assets of any Oak Hill Entity, any Subsidiary or any Fund, other than restrictions contained in the Amended and Restated GenPar II LP Agreement and the Amended and Restated GenPar Alpha LP Agreement.

3.6                                 Books and Records.  The Oak Hill Parties have made available to the iStar Parties complete and correct copies of the Organizational Documents of each Oak Hill Entity and each Subsidiary.  The Oak Hill Parties have made available to the iStar Parties complete and correct in all material respects copies of all minute books and all other existing records of any meeting of the partners or members, as the case may be, of each Oak Hill Entity and each Subsidiary.

3.7                                 Governmental Consents and Approvals.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained by or on behalf of any Oak Hill Entity or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the Related Agreements (to the extent a party thereto) or the consummation of the transactions contemplated at the Closings hereby and by such Related Agreements.

3.8                                 Title to Assets.

(a)                                  Each of the Oak Hill Entities and each Subsidiary has good and valid title, free and clear of all Liens (other than Permitted Liens), to all of its assets reflected on its most recent balance sheet as owned (other than assets disposed of in the ordinary course of business) and assets acquired after September 30, 2004.

(b)                                 Except as set forth in Section 3.8(b) of the Disclosure Letter, none of the Oak Hill Sellers, the Seller Principals or any of their respective Affiliates (other than the Oak Hill Entities and the Subsidiaries) owns any assets used in or necessary to conduct the business of any Oak Hill Entity or any Subsidiary.

(c)                                  All of the material tangible personal property of the Oak Hill Entities and the Subsidiaries has been maintained in all material respects in accordance with generally accepted industry practice.  All of the material leased personal property of the Oak Hill Entities and the Subsidiaries is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the relevant term of the lease.

3.9                                 Real Property.

(a)                                  None of the Oak Hill Entities or the Subsidiaries owns any real property.

(b)                                 Section 3.9(b) of the Disclosure Letter lists all Real Property Leases.  Complete and correct copies of each Real Property Lease have been made available to the iStar Parties.

3.10                           Employment Related Agreements and Actions.

(a)                                  Section 3.10(a) of the Disclosure Letter sets forth separately in respect of each Oak Hill Entity and its Subsidiaries a complete and correct list, as of the date hereof, of its directors and officers (to the extent such Oak Hill Entity has directors and officers).

(b)                                 Section 3.10(b) of the Disclosure Letter sets forth separately in respect of each Oak Hill Entity and its Subsidiaries a complete and correct list, as of the date hereof, of all its Contracts currently in effect with current or former employees, consultants, or independent contractors.

(c)                                  Except as set forth in Section 3.10(c) of the Disclosure Letter:

(i)                                     no Action by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of any Oak Hill Entity or any Subsidiary is pending or, to the knowledge of any Oak Hill Party, threatened, against any Oak Hill Entity or any Subsidiary, and none of the Oak Hill Entities or the Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices at any Oak Hill Entity or any Subsidiary;

(ii)                                  no grievance is pending or, to the knowledge of any Oak Hill Party, threatened, by any Person or Persons at any Oak Hill Entity or any Subsidiary against any Oak Hill Entity or any Subsidiary;

(iii)                               each Oak Hill Entity and each Subsidiary is in compliance in all material respects with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours, occupational safety and health, the withholding and payment of Taxes from or with respect to the compensation of employees, and terms and conditions of employment; and

(iv)                              each Oak Hill Entity and each Subsidiary has paid in full (subject to any good faith dispute) to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other applicable Law.

3.11                           Contracts.

(a)                                  Section 3.11(a) of the Disclosure Letter sets forth as of the date hereof separately in respect of each Oak Hill Entity and its Subsidiaries, and the Oak Hill Parties have made available to the iStar Parties copies of:

(i)                                     (A) each Contract (other than an Investment Advisory Contract) that is not cancelable without penalty by the Oak Hill Entity or Subsidiary party thereto upon 90 days or less notice or that involves the receipt or payment by the Oak Hill Entity or Subsidiary party thereto in any of the two prior fiscal years (or is reasonably likely to involve the receipt of payment by the Oak Hill Entity or Subsidiary party thereto in the current or any future fiscal year) of an amount in excess of $25,000; (B) each Contract (other than an Investment Advisory Contract) for services for which a prepayment or advance has been made to, or by, or on behalf of, any Oak Hill Entity or any Subsidiary in excess of $25,000 per Contract; (C) each partnership or joint venture Contract or arrangement or any other agreement involving a sharing of revenue or profits between an Oak Hill Entity or a Subsidiary, on the one hand, and a Person who is not an Oak Hill Entity, Subsidiary or Fund, on the other hand; (D) Contracts restricting any Oak Hill Entity or any Subsidiary from carrying on its business or activities, as the case may be, in any material respect in its usual and customary manner in any jurisdiction; (E) each Contract (other than an Investment Advisory Contract) between any Oak Hill Entity or Subsidiary, on the one hand, and any Affiliate of any Oak Hill Entity or Subsidiary (who is not also an Oak Hill Entity or a Subsidiary), on the other hand; (F)  any Contracts for the sale or other disposition by any Oak Hill Entity or any Subsidiary of any of its assets (but, for the avoidance of doubt, not any assets of the Funds) in excess of $25,000 other than in the ordinary course of business, consistent with past practice, and in no event in excess of $50,000; (G) any notes, debt instruments, other evidences of indebtedness, letters of credit or guarantees issued by or for the benefit of any Oak Hill Entity or any Subsidiary the value of which is in excess of $50,000; (H) each outstanding loan or advance made by any Oak Hill Entity or any Subsidiary to any director, officer, employee, partner, member or other Affiliate of such Oak Hill Entity or such Subsidiary (other than business-related advances to employees made in the ordinary course of business, consistent with past practice and in an amount not in excess of $25,000 per employee or $100,000 in the aggregate or tax advances to partners or members); (I) each Contract (other than the Organizational Documents of the Oak Hill Entities or the Subsidiaries) with one or more of the Seller Principals or members of their Immediate Families or entities in which any of them has greater than 5% equity interest; and (J) each other Contract (other than an Investment Advisory Contract) material to the business, governance and financial condition of the Oak Hill Entities and the Subsidiaries, taken as a whole.

(ii)                                  all Contracts under which any Oak Hill Entity or any Subsidiary provides investment advisory or management services to any Person including, without limitation, as a general partner, under a limited partnership, or a similar arrangement and including without limitation, side letter agreements or similar arrangements with Fund investors (collectively, “Investment Advisory Contracts”).

(b)                                 As of the date hereof, each Oak Hill Entity and Subsidiary has, with respect to all Contracts required to be listed in any section of the Disclosure Letter (the “Material Contracts”), performed in all material respects all obligations required to be performed by it, and is not in default in any material respect under any such Material Contract, and, to the knowledge of the Oak Hill Parties, no other party to any such Material Contract is in default in any material respect under any such Material Contract.  No event has occurred which, with the lapse of time or the giving of notice or both, would constitute a default in any material respect by any Oak Hill Entity or Subsidiary, or, to the knowledge of the Oak Hill Parties, by any other party to any such Contract.

3.12                           Intellectual Property.

(a)                                  The Oak Hill Entities and the Subsidiaries own or have the right to use all Intellectual Property as currently used in connection with any of their respective businesses, including, without limitation, all service marks and license agreements and other agreements granting rights relating to any such Intellectual Property to which any of the Oak Hill Entities or the Subsidiaries is a party or is otherwise bound (the “License Agreements”) (collectively, “Oak Hill Entities Intellectual Property”).

(b)                                 Section 3.12(b) of the Disclosure Letter sets forth for the Oak Hill Entities Intellectual Property owned by any Oak Hill Entity or a Subsidiary a complete and accurate list of all registrations and applications, United States (federal and state) and foreign (i) Patents, (ii) Trademarks, (iii) Internet Domain Names, and (iv) registered Copyrights, indicating, for each, the applicable jurisdiction, record owner and registration number.  Section 3.12(b) of the Disclosure Letter sets forth a complete and accurate list of all License Agreements granting any right to use or practice any material Intellectual Property, to which any of the Oak Hill Entities or the Subsidiaries is a party, except for those licenses for Software that may be readily obtained in the public marketplace for less than $1,500 individually, indicating for each the title, the parties and date.

(c)                                  The Oak Hill Entities Intellectual Property owned by the Oak Hill Entities and the Subsidiaries is owned by one of the Oak Hill Entities or a Subsidiary free and clear of all Liens (other than Permitted Liens disclosed in Section 3.12(c) of the Disclosure Letter).

(d)                                 Section 3.12(b) of the Disclosure Letter discloses all Domain Names owned by any Oak Hill Entity or any Subsidiary that incorporate any of the Trademarks.

(e)                                  All Oak Hill Entities Intellectual Property owned by any Oak Hill Entity or any Subsidiary has been duly maintained, is valid and subsisting, in full force and effect, and has not been cancelled, expired, or abandoned.  There is no pending, or, to the knowledge of the Oak Hill Parties, threatened, litigation, opposition, interference, or inter parties proceeding, administrative proceeding, demand (sent or received by any Oak Hill Party), cancellation proceeding before any court, registration authority, or administrative or arbitral tribunal in any jurisdiction against or relating to any of the Oak Hill Entities Intellectual Property owned by any Oak Hill Entity or any Subsidiary.

(f)                                    Except as set forth in Section 3.12(f) of the Disclosure Letter, there are no settlements, forbearances to sue, consents, judgments, orders, or similar obligations to which any of the Oak Hill Entities or any Subsidiary is a party or is otherwise bound, which (i) materially restrict the rights of any of the Oak Hill Entities or any Subsidiary to use any Oak Hill Entities Intellectual Property, or (ii) permit third parties to use any Oak Hill Entities Intellectual Property owned by any Oak Hill Entity or any Subsidiary that would otherwise materially infringe any Oak Hill Entities Intellectual Property.  The Oak Hill Entities and the Subsidiaries have not licensed or sublicensed their rights in any Oak Hill Entities Intellectual Property owned by any Oak Hill Entity or any Subsidiary other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Oak Hill Entities or any Subsidiary for the use of or right to use any Oak Hill Entities Intellectual Property owned by any Oak Hill Entity or any Subsidiary in connection with the business of any of the Oak Hill Entities as currently conducted, except pursuant to the License Agreements.

(g)                                 To the knowledge of the Oak Hill Parties, the Oak Hill Entities Intellectual Property owned by any Oak Hill Entity or any Subsidiary is not being violated or infringed by any third party, and no such claims are pending against a third party by any Oak Hill Entity or any Subsidiary.

(h)                                 The Oak Hill Entities and the Subsidiaries take reasonable measures to protect the confidentiality of their Trade Secrets.

(i)                                     To the knowledge of the Oak Hill Parties, the conduct of the business of each of the Oak Hill Entities and the Subsidiaries as currently conducted does not materially infringe upon any Intellectual Property owned or controlled by any third party.  Except as set forth in Section 3.12(i) of the Disclosure Letter, there are no material claims or suits pending or, to the knowledge of the Oak Hill Parties, threatened, and no Oak Hill Entity or any Subsidiary has received written notice of any third party claim or suit (i) alleging that its activities or the conduct of its business infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, or (ii) challenging the ownership, use, validity or enforceability of any Oak Hill Entities Intellectual Property, in each case which if resolved adversely to the Oak Hill Entities, would reasonably be expected to have an Oak Hill Material Adverse Effect.

(j)                                     Except as set forth in Section 3.12(j) of the Disclosure Letter, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of any Oak Hill Entity or any Subsidiary to own or use any of the Oak Hill Entities Intellectual Property nor require the consent of any Governmental Authority or third party in respect of such Intellectual Property, except for those consents the absence of which, either individually or in the aggregate, would not reasonably be expected to have an Oak Hill Material Adverse Effect.

3.13                           Insurance.  The Oak Hill Entities and the Subsidiaries maintain the workers’ compensation, comprehensive property and casualty, liability, errors and omissions, fidelity and other insurance described in Section 3.13 of the Disclosure Letter.

3.14                           Financial Statements; Liabilities; Books and Records.

(a)                                  OHA has provided to the iStar Parties its audited combined statements of financial position as of, and its audited combined statements of operations, changes in partners’ capital/stockholder’s equity and cash flows for, the fiscal year ended December 31, 2003, together with the notes thereto and the opinions of KPMG LLP thereon (collectively, the “OHA Audited Financial Statements”).  The OHA Audited Financial Statements present fairly in all material respects, in conformity with GAAP, the financial condition, results of operations, changes in partners’ capital/stockholder’s equity and cash flows of OHA and certain affiliated advisory companies of OHA for the periods and dates covered thereby.  Additionally, OHA has provided to the iStar Parties its unaudited combined statement of financial position as of, and the unaudited combined statement of operations, for the nine-month period ended September 30, 2004 (collectively, the “Unaudited Interim Financial Statements”).  The Unaudited Interim Financial Statements present fairly in all material respects, in conformity with GAAP, the financial condition and results of operations of OHA for such period and date covered thereby, except for adjustments and accruals which are normally made at year end and the absence of footnote disclosures thereto.

(b)                                 Except as set forth in Section 3.14(b) of the Disclosure Letter, OHA and its Subsidiaries do not have any liabilities or obligations of the kind required to be recorded or reflected on a balance sheet, including any notes thereto, under GAAP, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except liabilities, obligations and contingencies, that (i) are reflected on or accrued or reserved against in the OHA 2003 Balance Sheet, or reflected in any notes thereto, or the September 30 Balance Sheet, or reflected in any notes thereto, or (ii) were incurred since September 30, 2004 in the ordinary course of business.

(c)                                  Each of the Oak Hill Entities and the Subsidiaries has at all times since its formation maintained records which in all material respects accurately reflect all its material transactions in reasonable detail, and have at all times maintained accounting controls, policies and procedures reasonably designed to provide that such material transactions are executed in accordance with its management’s general or specific authorization, as applicable, and recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements and other account and financial data, and the documentation pertaining thereto is retained, protected and duplicated in accordance with applicable regulatory requirements.

3.15                           Tax Matters.

(a)                                  Each Oak Hill Entity and each Subsidiary has timely filed, or has had or caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid.  Each Oak Hill Entity and each Subsidiary has withheld or collected and has paid over to the appropriate taxing authority (or is properly holding for payment to such taxing authority) all material Taxes required by Law to be withheld or collected.  Complete and correct copies have been made available to the Purchaser and the Parent of (i) all income tax, and unincorporated business tax, gross receipts tax, personal property tax replacement income tax, franchise tax and other similar Tax Returns filed by each of the Oak Hill Entities and the Subsidiaries for the last three taxable years, and (ii) all Tax examination reports and statements of deficiencies assessed with respect to any Oak Hill Entity or Subsidiary for the last five taxable years.

(b)                                 The OHA Audited Financial Statements reflect an adequate reserve in accordance with GAAP for all Taxes and deferred Taxes payable by the Oak Hill Entities and each Subsidiary for all taxable periods and portions thereof through the date of such financial statements.  Except as set forth in Section 3.15(b) of the Disclosure Letter, no deficiency with respect to any Taxes has been proposed, asserted or assessed in writing or, to the knowledge of the Oak Hill Parties, threatened in writing against any Oak Hill Entity or any Subsidiary, no waivers of the time to assess any such Taxes are outstanding, and no requests for any other waivers are pending.

(c)                                  Except as set forth in Section 3.15(c) of the Disclosure Letter, none of the Tax Returns of any Oak Hill Entity or any Subsidiary has been examined by any taxing authority or is currently being examined by any taxing authority or is the subject of a pending examination.  All assessments for Taxes due with respect to any completed or settled examinations or any concluded litigation have been fully paid.  Except as set forth in Section 3.15(c) of the Disclosure

Letter, none of the Oak Hill Entities or the Subsidiaries has entered into a closing agreement with any taxing authority with respect to Taxes.

(d)                                 There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any Oak Hill Entity or any Subsidiary.  Except as set forth in Section 3.15(d) of the Disclosure Letter, no Oak Hill Entity or Subsidiary is bound by or subject to any tax sharing, allocation or similar agreement or any indemnification or reimbursement agreement with respect to Taxes.

(e)                                  No Oak Hill Entity or Subsidiary has agreed or is or will be required (including as a result of the transactions contemplated hereby) to make any positive adjustments to taxable income pursuant to Section 481 of the Code for any period following the Initial Closing except for any adjustments that are allocated in a manner consistent with the provisions of Section 6.3(b) of the Amended and Restated OHA LP Agreement.

(f)                                    No claim or pending investigation has been proposed or asserted in writing, or to the knowledge of the Oak Hill Parties, has been threatened in writing, by any state, local or other jurisdiction with which an Oak Hill Entity or Subsidiary does not currently file Tax Returns, alleging that such Oak Hill Entity or Subsidiary has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of such jurisdiction, nor, to the knowledge of the Oak Hill Parties, has any Oak Hill Entity or Subsidiary received any written notice or questionnaire from any such jurisdiction that suggests or asserts that such Oak Hill Entity or Subsidiary may have a duty to file such Tax Returns and pay such Taxes, or otherwise is subject to the taxing authority of such jurisdiction.

(g)                                 No Oak Hill Entity or Subsidiary has ever been (or has ever had any liability for unpaid Taxes because it once was) a member of an “affiliated group” (as defined in Section 1504(a) of the Code) or any consolidated, combined or unitary state or local Tax Return group.

(h)                                 None of the transactions contemplated hereby will result in a tax termination of GenPar II LLC or GenPar Alpha LLC under Section 708(b)(1)(B) of the Code unless such entity and GenPar II or GenPar Alpha, as applicable, files a federal (and corresponding state and local) income Tax Return that includes a Section 754 election (and related tax basis adjustments consistent with the provisions of Section 6.5 hereof) for the taxable period ending with the date of such tax termination.

(i)                                     Each Oak Hill Entity is and has at all times been classified and treated as a partnership for federal income tax purposes and in each state and local jurisdiction in which it files Tax Returns.  Each Subsidiary has at all times been a disregarded entity of OHA or been classified and treated as a partnership for federal, state and local income tax purposes.  Except as disclosed in Section 3.15(i) of the Disclosure Letter, no Tax Returns are required to be filed by any Subsidiary.

(j)                                     As of the Initial Closing Date, none of the Oak Hill Entities owns, directly or indirectly (through one or more entities all of which are not “corporations” within the meaning of Section 7701(a)(3) of the Code and the Treasury Regulations), any Equity-Like Security of any issuer that operates or manages (within the meaning of Section 856(l)(3)(A) of the Code) a lodging or healthcare facility or that licenses or otherwise provides rights to any brand name under which any lodging or healthcare facility is operated, unless in either case the issuer is a “corporation” (within the meaning of Section 7701(a)(3) of the Code and the Treasury Regulations).  For purposes of this Section 3.15(j), a lodging facility means a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis.  For purposes of this Section 3.15(j), a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, continuing care facility or other licensed facility which extends medical or nursing or similar services.  For purposes of this Section 3.15(j), an Equity-Like Security means any equity interest in the issuer, any option or warrant to acquire an equity interest in the issuer, any debt Security that the holder thereof agrees to treat as equity for federal income tax purposes and any deeply subordinated or participating debt Security; provided that for the avoidance of doubt, no Oak Hill Entity shall be deemed to own an interest in any Equity-Like Security owned by any entity solely by reason of the existence of a management agreement with respect to that entity.

(k)                                  As of the Initial Closing Date, the Oak Hill Entities, individually and together, do not own, directly or indirectly, any TRS Security to the extent that the sum of the products of the ownership interests (expressed as a percentage) represented by the applicable Purchaser Partnership Interests or Purchaser LLC Interests in each Oak Hill Entity, multiplied by the percentage of the total voting power or value represented by all TRS Securities of the applicable issuer held (directly or indirectly) by such Oak Hill Entity, exceeds 35% of the total voting power or value of the outstanding Securities of such issuer.  A TRS Security means any Security of a “corporation” (within the meaning of Section 7701(a)(3) of the Code and the Treasury Regulations) that is not a REIT or a “qualified REIT subsidiary” (as defined in Section 856(i)(2) of the Code); provided, however, that if (but only if) the only Security of the applicable issuer that is held by the Oak Hill Entities is a debt Security described in Section 1361(c)(5) (without regard to subparagraph (B)(iii) thereof) of the Code, then such Security shall not be treated as a TRS Security.

(l)                                     As of the Initial Closing Date, except as disclosed in Section 3.15(l) of the Disclosure Letter, the Oak Hill Entities, individually and together, do not own, directly or indirectly, any Security (other than a debt Security described in Section 856(m)(2)(A)-(B) of the Code, a Security described in Section 856(m)(l)(B)-(G) of the Code or a Security described in Section 856(c)(4)(A) of the Code) in any issuer identified in the Securities List to the extent that the sum of the products of the ownership interests (expressed as a percentage) represented by the applicable Purchaser Partnership Interests or Purchaser LLC Interests in each Oak Hill Entity, multiplied by the percentage of the total value represented by all Securities (other than a debt Security described in Section 856(m)(2)(A)-(B) of the Code, a Security described in Section 856(m)(l)(B)-(G) of the Code or a Security described in Section 856(c)(4)(A) of the Code) of the applicable issuer held (directly or indirectly) by such Oak Hill Entity, exceeds 1% of the value of the outstanding Securities of such issuer.

3.16                           Absence of Changes.  Since December 31, 2003, through the date of this Agreement, except as set forth in Section 3.16 of the Disclosure Letter, each Oak Hill Entity and Subsidiary has conducted its business in the ordinary course thereof consistent with past practice, and with respect to any Oak Hill Entity or any Subsidiary, as the case may be, there has not been any:

(i)                                     event, condition or contingency that would reasonably be expected to have an Oak Hill Material Adverse Effect;

(ii)                                  (A) incurrence, payment or discharge of any liability or obligation (absolute, accrued, contingent or otherwise), (B) incurrence of indebtedness for borrowed money, (C) sale or transfer of any property, or (D) acquisition or sale, lease, grant of interest in, or other disposition of, any assets or businesses, in each case, other than in the ordinary course of business, consistent with past practice;

(iii)                               (A) guarantee or any other assumption of the obligations of any Person, or (B) making of any loan or advance to any Person (other than business-related advances to employees in the ordinary course of business, consistent with past practice and in an amount not in excess of $25,000 per employee or $100,000 in the aggregate or tax advances to partners or members);

(iv)                              settlement or compromise of any Action if the amount of such settlement will either not be paid in full prior to the Initial Closing or which settlement or compromise would reasonably be expected to have a continuing material adverse impact on the business of the Oak Hill Entities or any Subsidiary after the Initial Closing;

(v)                                 Tax election or change in a Tax election or the filing for any change in any material respect of any method of accounting with the Internal Revenue Service, except as required by any change in Law;

(vi)                              change in any method of accounting applied in the preparation of the OHA Audited Financial Statements, and Unaudited Interim Financial Statements, other than a change which is required by reason of a concurrent change in Law or GAAP;

(vii)                           material change or modification in any of the Contracts, nor has any of the Oak Hill Entities or any Subsidiary entered into any Contract, except, in each case, in the ordinary and regular course of its business; and

(viii)                        agreement, whether in writing or otherwise, to take any action described in this Section 3.16.

3.17                           Litigation and Claims.

(a)                                  As of the date hereof, there is no material Action pending or, to the knowledge of the Oak Hill Parties, threatened, against (i) any Oak Hill Entity or any Subsidiary or to which any Oak Hill Entity or any Subsidiary is reasonably likely to become a party or (ii) against any director, officer, partner or member of any Oak Hill Entity or any Subsidiary in connection with their status as such.

(b)                                 There is no Action pending or, to the knowledge of the Oak Hill Parties, threatened, against any Oak Hill Entity or any Subsidiary or to which any Oak Hill Entity or any Subsidiary is reasonably likely to become a party that would reasonably be expected to materially adversely affect any Oak Hill Entity’s or any Subsidiary’s ability to consummate the transactions contemplated hereby or by the Related Agreements.  There is no Order imposed upon any Oak Hill Entity or Subsidiary or their respective properties or assets or any of their Affiliated Persons relating to any Oak Hill Entity or any Subsidiary.

3.18                           Governmental Permits; Compliance with Applicable Law.

(a)                                  Each Oak Hill Entity and Subsidiary owns, holds or possesses all material Governmental Permits which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted.

(b)                                 Section 3.18(b) of the Disclosure Letter sets forth a complete and correct list and brief description of each Governmental Permit owned, held or possessed by the Oak Hill Entities and Subsidiaries, except for such Governmental Permits which would be obtainable in due course by any qualified applicant without any undue burden or cost in the event of any failure to apply, lapse, termination, cancellation or forfeiture thereof.  Except as set forth in Section 3.18(b) of the Disclosure Letter, (i) each Oak Hill Entity and Subsidiary has fulfilled and performed in all respects its obligations under each of the Governmental Permits which it owns, holds or possesses other than where the failure to perform would not reasonably be expected to have an Oak Hill Material Adverse Effect, and (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, has been received by the Oak Hill Sellers or any Oak Hill Entity or Subsidiary other than where any such cancellation, default or dispute, individually or in the aggregate, would not reasonably be expected to have an Oak Hill Material Adverse Effect.

(c)                                  Each Oak Hill Entity and Subsidiary is in compliance in all material respects with all Laws which are applicable to its business.

(d)                                 OHA is duly registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act.  Except for OHA, no Oak Hill Entity is required to register as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act.  No Oak Hill Entity is required to register in any capacity under the Commodity Exchange Act or the Exchange Act. Each investment advisory representative of OHA has obtained and maintains all material licenses, registrations or qualifications in each state in which such licensing, registration or qualification is required by virtue of the activities of such Person.  Each Oak Hill Entity and Subsidiary has made such notice filings with such states as are required by state Law, except where such failure, either individually or in the aggregate, would not reasonably be expected to have an Oak Hill Material Adverse Effect.

(e)                                  Each Oak Hill Entity and Subsidiary has timely filed all forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith, except where such failure, either individually or in the aggregate, would not reasonably be expected to have an Oak Hill Material Adverse Effect.

(f)                                    As of their respective dates, all forms, reports, registration statements, schedules or other filings made by each Oak Hill Entity and Subsidiary with Governmental Authorities complied in all material respects with applicable Laws.

(g)                                 Except for (i) the registrations described in Section 3.18(d) and (e) above, the business activities of the Oak Hill Entities, the Subsidiaries and their respective employees (acting in their capacities as such), as presently and heretofore conducted, do not require any registrations under applicable Law except for such registrations the absence of which would not reasonably be expected to have an Oak Hill Material Adverse Effect.

(h)                                 Section 3.18(h) of the Disclosure Letter lists the dates of, and describes in reasonable detail, all Actions commenced by any Governmental Authority against the Oak Hill Entities and the Subsidiaries and Affiliated Persons (in their capacities as such) conducted since January 1, 1999 by any applicable Governmental Authority.

(i)                                     Except as set forth in Section 3.18(i) of the Disclosure Letter, no Affiliated Person of the Oak Entities or Subsidiaries (i) has ever been censured, suspended, barred, disciplined, or otherwise had their activities restricted by any Governmental Authority, (ii) is subject to an order of the Securities and Exchange Commission issued under Section 203(f) of the Investment Advisers Act, (iii) has been convicted within ten years of the date hereof of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Investment Advisers Act, (iv) has been found by any Governmental Authority to have engaged, and has been convicted of engaging, in any of the conduct specified in paragraph (1), (5) or (6) of Section 203(e) of the Investment Advisers Act, (v) is subject to an order, judgment or decree described in Section 203(e)(4) of the Investment Advisers Act or (vi) has been found by a court or Governmental Authority to have made a false statement or omission or to have engaged in dishonest activities.

(j)                                     Except with respect to any Employee Benefit Plan of the Oak Hill Entities:  (i) the Oak Hill Entities and their Subsidiaries have operated their businesses with the intention of avoiding becoming a “fiduciary” (within the meaning of Section 3(21) of ERISA) or managing “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulation”) or Section 401 of ERISA) with respect to any Code Plan or any ERISA Plan (A) by structuring its operations for the purpose of conforming with the requirements of the Plan Asset Regulation (generally relating to ensuring that the assets of any benefit plan investor are invested in a “VCOC” (as defined in the Plan Asset Regulation) and/or managing the assets of entities in which benefit plan investor participation is not “significant” (within the meaning of the Plan Asset Regulation)) and Section 401 of ERISA, and (B) by taking all reasonably prudent steps necessary (including, without limitation, the establishment of, and compliance with, relevant policies and procedures) to avoid becoming such a “fiduciary” of any Code Plan or any ERISA Plan and to avoid the management of “plan assets” of any Code Plan or any ERISA plan; and (ii) to the knowledge of the Oak Hill Parties, (x) the Oak Hill Entities and their Subsidiaries have operated their businesses in full conformity with the Plan Asset Regulation and Section 401 of ERISA to avoid becoming a “fiduciary” of any Code Plan or any ERISA Plan, and to avoid managing “plan assets” of any Code Plan or any ERISA Plan, (y) on the basis of the Plan Asset Regulation, Section 401 of ERISA and the taking of all reasonably prudent steps necessary to avoid becoming a “fiduciary” of any Code Plan or any ERISA Plan, or a manager of “plan assets” of any Code Plan or any ERISA Plan, the Oak Hill Entities and their Subsidiaries are not managing any “plan assets” of any Code Plan or any ERISA Plan, and are not a “fiduciary” with respect to any Code Plan or any ERISA Plan, and (z) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will give rise to a nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the

Code; provided, however, that the foregoing representation in clause (z) is made on the basis of a representation by the iStar Parties, which representation is hereby given, that the iStar Parties are not using the assets of any Code Plan or ERISA Plan or otherwise engaging in a prohibited transaction with respect to any such plan by entering into or performing under this Agreement.

3.19                           The Funds. Except as set forth in Section 3.19 of the Disclosure Letter:

(a)                                  The Funds are all separately managed accounts, collateralized loan or debt obligations or private investment vehicles, which are not required to be registered under the Investment Company Act, for which any Oak Hill Entity or Subsidiary acts as investment adviser, or the like.

(b)                                 The Funds have timely filed all forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith, except where such failure, either individually or in the aggregate, would not reasonably be expected to have an Oak Hill Material Adverse Effect.

(c)                                  All information provided by an Oak Hill Entity, Subsidiary or Affiliated Person expressly for use in a Fund Document complied in all material respects with the requirements of applicable Laws.

(d)                                 No Oak Hill Entity or Subsidiary has received notice from any Governmental Authority advising it of the initiation of an Action related to the business or operations of any of the Funds.  To the knowledge of the Oak Hill Parties, there is no unresolved violation, criticism or exception made in writing by any Governmental Authority with respect to any report or statement by such Governmental Authority related to any examination of the Funds.

(e)                                  The Disclosure Letter lists the dates of and describes in reasonable detail, all Actions related to the Funds conducted since January 1, 1999 by any Governmental Authority.

(f)                                    The Oak Hill Parties have caused each Fund (other than the Separately Managed Accounts and those Funds where audited financial statements are not required in accordance with the applicable Fund Documents) to provide to the iStar Parties its audited balance sheets as of, and its audited statements of operations, changes in partners’ capital, cash flows and investments for, the fiscal years ended December 31, 2003 and December 31, 2002 or, in the case of any Fund that did not exist prior to the end of any of such years, any such financial statements for each of such fiscal years during which such Fund existed, together with the notes thereto and the opinions of KPMG LLP thereon (the “Audited Fund Financial Statements”).  The Audited Fund Financial Statements present fairly in all material respects, in conformity with GAAP and its respective Fund Documents, the financial condition, results of operations, changes in partners’ capital and cash flows of each Fund for the periods and dates covered thereby.  Additionally, the Oak Hill Parties have caused each Fund (other than the Separately Managed Accounts and those Funds where audited financial statements are not required in accordance with the applicable Fund Documents) to provide to the iStar Parties its unaudited balance sheets as of, and its unaudited consolidated statements of operations, changes in partners’ capital, cash flows and investments for, the nine-month period ended September 30, 2004 (the “Unaudited

Interim Fund Financial Statements”).  Such Unaudited Interim Fund Financial Statements present fairly in all material respects, in conformity with GAAP and its respective Fund Documents, the financial condition, results of operations, changes in partners’ capital and cash flows for such period and date covered thereby, except for adjustments and accruals which are normally made at year end, the absence of footnote disclosures thereto and as provided in its respective Fund Documents.

(g)                                 Except as set forth in Section 3.19(g) of the Disclosure Letter, the Funds do not have any liabilities or obligations of the kind required to be recorded on a balance sheet, including any notes thereto, under GAAP, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except liabilities, obligations and contingencies, that (i) are reflected on or accrued or reserved against in the balance sheet contained in the Unaudited Interim Fund Financial Statements, or reflected in any notes thereto, or (ii) were incurred since September 30, 2004 in the ordinary course of business.

(h)                                 Except as set forth in Section 3.19(h) of the Disclosure Letter, each of the Funds has at all times since its formation maintained records which in all material respects accurately reflect all its transactions in reasonable detail, and has at all times maintained accounting controls, policies and procedures reasonably designed to provide that such transactions are executed in accordance with its management’s general or specific authorization, as applicable, and recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements and other account and financial data, and the documentation pertaining thereto is retained, protected and duplicated in accordance with applicable regulatory requirements.

(i)                                     Each Fund has, with respect to all of its material contracts or other instruments, performed in all material respects all obligations required to be performed by it, and is not in default in any material respect under any such contract or instrument, and, to the knowledge of the Oak Hill Parties, no other party to any such contract or instrument is in default in any material respect under any such contract or instrument.  No event has occurred which, with the lapse of time or the giving of notice or both, would constitute a default in any material respect by any Fund, or, to the knowledge of the Oak Hill Parties, by any other party to any such contract or instrument.

(j)                                     The Oak Hill Parties have made available to the iStar Parties complete and correct copies of the Organizational Documents of each Fund.  The Oak Hill Parties have made available to the iStar Parties complete and correct in all material respects copies of all minute books and all other existing records of any meeting of the partners of each Fund.

3.20                           Environmental Matters.  Except as set forth in Section 3.20 of the Disclosure Letter:

(i)                                     None of the Oak Hill Entities or any Subsidiary has materially violated or is in material violation of any Environmental Law;

(ii)                                  There are no Environmental Conditions present at, on, or under, any Facility as a result of activities of any Oak Hill Entity or any Subsidiary or any of their employees or agents or, to the knowledge of the Oak Hill Parties, as a result of activities of any other Person, in amounts exceeding the levels permitted by applicable Environmental Law or under circumstances that would reasonably be expected to result in liability in any material respect under or relating to Environmental Law;

(iii)                               None of the Oak Hill Entities or any Subsidiary has disposed of, arranged for the disposal of, released, threatened to release, or transported any Hazardous Substances in violation of any applicable Environmental Law or in a manner that would reasonably be expected to result in liability to any Person, except as would not reasonably be expected to have an Oak Hill Material Adverse Effect;

(iv)                              None of the Oak Hill Entities or any Subsidiary is subject to any Actions, is subject to any Order or has received any notice or other communication from any Governmental Authority or the current or prior owner or operator of any of their facilities or any other Person, in each case with respect to any actual or potential violation or failure to comply with any Environmental Law or of any actual or threatened obligation or liability under any Environmental Law, or regarding any Hazardous Substances; and to the knowledge of the Oak Hill Parties, none of the Oak Hill Entities or the Subsidiaries is threatened with any such written Action, Order, notice or communication;

(v)                                 None of the Oak Hill Entities or any Subsidiary has assumed under any contract any liability or obligation under or relating to Environmental Laws or Hazardous Substances; and

(vi)                              There are no Environmental Reports in the custody or control of the Oak Hill Entities or any Subsidiary relating to their facilities, business of any Oak Hill Entity or any Subsidiary or activities of any Oak Hill Entity or any Subsidiary that have not been made available to the iStar Parties.

3.21                           Employee Plans.

(a)                                  Section 3.21(a) of the Disclosure Letter lists each Employee Benefit Plan of the Oak Hill Entities.  Except for the Employee Benefit Plans of the Oak Hill Entities, none of the Oak Hill Entities nor any of their Subsidiaries has any liability for any Employee Benefit Plan maintained or contributed to by any current or former Oak Hill Plan Affiliate.  None of the Employee Benefit Plans of the Oak Hill Entities is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA and none of the Oak Hill Entities or any of their Subsidiaries has any liability under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(b)                                 The Oak Hill Entities have delivered complete and correct copies to the iStar Parties of (i) each written Employee Benefit Plan of the Oak Hill Entities, as amended to the Initial Closing, together with all required unaudited financial statements and actuarial reports for the three most recent plan years, if any; (ii) each funding vehicle with respect to each such plan; (iii) the most recent and any other material determination letter, ruling or notice issued by any Governmental Authority with respect to such plan; (iv) the Form 5500 Annual Report (or evidence of any applicable exemption) for the three most recent plan years to the extent such forms are required for any Employee Benefit Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any such plan; and (vi) each other document, explanation or communication which describes any material aspect of any such plan that is not disclosed in previously or subsequently delivered materials.  A description of any unwritten Employee Benefit Plans of the Oak Hill Entities, including a description of any material terms of such plan, is set forth in Section 3.21(b) of the Disclosure Letter.

(c)                                  Each Employee Benefit Plan of the Oak Hill Entities (i) has been in material compliance and currently complies in all material respects in form and in operation in all respects with all applicable requirements under ERISA, the Code or any other applicable Law, and in accordance with its terms; and (ii) has, with respect to each such plan which is intended to be qualified under Section 401(a) of the Code, received a determination letter from the Internal Revenue Service with respect to its qualified status, and, since the date of such determination letter, to the knowledge of the Oak Hill Parties, nothing has occurred which would reasonably be expected to result in revocation of such plan’s qualified status under Section 401(a) of the Code, and (iii) has, with respect to each plan which is not intended to qualify under Section 401(a) of the Code, been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.

(d)                                 None of the Employee Benefit Plans of the Oak Hill Entities is (i) a plan which is a “multiemployer plan” as defined in Section 4001 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) except as set forth in Section 3.21(d) of the Disclosure Letter, a “multiple employer plan” within the meaning of Code Section 413(c), or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)                                  There are no actions, suits, investigations or claims pending or, to the knowledge of the Oak Hill Parties, threatened with respect to any Employee Benefit Plan of the Oak Hill Entities, or the assets thereof (other than routine claims for benefits), and to the knowledge of any Oak Hill Party, there are no facts which would reasonably be expected to give rise to any liability, action, suit, investigation, or claim against any Employee Benefit Plan of the Oak Hill Entities, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan of the Oak Hill Entities or the assets thereof other than routine claims for benefits.

(f)                                    No person:  (i) has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Employee Benefit Plan of the Oak Hill Entities; (ii) has breached a fiduciary obligation with respect to any Employee Benefit Plan of the Oak Hill Entities; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.

(g)                                 Except as set forth in Section 3.21(g) of the Disclosure Letter, to the knowledge of the Oak Hill Parties, each Employee Benefit Plan of the Oak Hill Entities may be amended, terminated, modified or otherwise revised by the Oak Hill Entities or their Subsidiaries, as applicable, on and after the Initial Closing, without further liability to any of the Oak Hill Entities or their Subsidiaries, other than accrued costs, claims in process, wind-down expenses or liabilities imposed by statute or regulation (including, without limitation, COBRA, as defined below).

(h)                                 No Employee Benefit Plan of the Oak Hill Entities provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with any of the Oak Hill Entities or their Subsidiaries, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state law).

(i)                                     With respect to the six year period prior to the Initial Closing, the requirements of COBRA or any applicable similar state Law have been satisfied with respect to each Employee Benefit Plan of the Oak Hill Entities.

(j)                                     With respect to each Employee Benefit Plan of the Oak Hill Entities, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Initial Closing (including periods from the first day of the then current plan year to the Initial Closing) shall have been made or accrued on the appropriate financial statements and each such plan has no unfunded liability which is not reflected on the appropriate financial statements.

(k)                                  Except as would not reasonably be expected to result in material liability to the Oak Hill Entities or Subsidiaries, no communication or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan of the Oak Hill Entities.

(l)                                     No Employee Benefit Plan of the Oak Hill Entities or any other agreement, program, policy or other arrangement by or to which any of the Oak Hill Entities or any of their Subsidiaries are a party, are bound or are otherwise liable, by its terms or in effect could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment related to the transactions contemplated by this Agreement which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(m)                               Except as set forth in Section 3.21(m) of the Disclosure Letter, to the knowledge of the Oak Hill Parties, no Oak Hill Employee Benefit Plan is both (i) a non-qualified deferred compensation plan as defined in section 409A of the Code, and (ii) non-compliant with the requirements of section 409A of the Code; provided, however, that any such plan will be deemed to comply with Section 409A of the Code if (A) it is eligible for grandfathered treatment, or (B) it can be brought into compliance with such section by December 31, 2005, in accordance with Section 409A of the Code and any guidance issued by the U.S. Treasury Department thereunder, or otherwise.

3.22                           Fiduciary Commitments and Duties.  Assuming the Notices have been delivered in the manner specified in Section 5.8 of the Disclosure Letter, each Oak Hill Entity and Subsidiary has performed in all material respects all of its duties as a fiduciary under the Investment Advisers Act, and has complied in all material respects, in its capacity as a fiduciary, with all applicable Laws, Orders, agreements and instruments, except as expressly provided in the Investment Advisory Contracts.

3.23                           No Finder.  Except for the engagement of Morgan Stanley & Co., Inc., which obligation shall be the sole responsibility of the Oak Hill Sellers or the Seller Principals, none of the Oak Hill Entities or any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby or by the Related Agreements.

3.24                           OHAI/OHAMI.  Other than the Investment Advisory Agreements and certain other agreements being transferred to OHAI and OHAMI as contemplated by the OHAI Contribution and the OHAMI Contribution, respectively, and except as otherwise set forth in Section 3.24 of the Disclosure Letter, neither OHAI nor OHAMI has any material assets, including, without limitation, assets used in or necessary to conduct the business of any Oak Hill Entity or any Subsidiary.  The representation contained in this Section 3.24 is solely being made by OHAMI and August and only OHAMI and August shall have any liability in connection herewith if breached.

3.25                           Assets Under Management.  Set forth in Section 3.25 of the Disclosure Letter is a complete and correct list of the fee basis amounts of assets under management, administration or custody by the Oak Hill Entities and the Subsidiaries as of the dates set forth in such Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE iSTAR PARTIES

Each iStar Party represents and warrants to the Oak Hill Sellers and the Oak Hill Principals as follows, subject to such exceptions or qualifications as are disclosed in writing in the iStar Disclosure Letter, which is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosures in any paragraph of the iStar Disclosure Letter shall also constitute disclosure under, and shall also qualify, the other paragraphs in this Agreement to the extent that the relevance of such disclosures are apparent on their face.  The inclusion of any information in any section of the iStar Disclosure Letter or other document delivered pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

4.1                                 Organization; Good Standing.

(a)                                  Each iStar Party is a corporation duly organized, validly existing and in good standing under the Laws of the state of the jurisdiction in which it is incorporated.  The Purchaser will not own any assets other than the Purchaser Partnership Interests, the Purchaser Designee that purchases the Purchaser GenPar II LLC Interests will not own any assets other than the Purchaser GenPar II LLC Interests and the Purchaser Designee that purchases the Purchaser GenPar Alpha LLC Interests will not own any assets other than the Purchaser GenPar Alpha LLC Interests.

(b)                                 Each iStar Party has full power and authority to conduct all of the business and activities conducted by it, and to own or lease all of the assets owned or leased by it; and is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary, except for those jurisdictions in which the failure to be so qualified or licensed, individually or in the aggregate, would not limit its ability to consummate the transactions contemplated hereby and by the Related Agreements or would reasonably be expected to have an iStar Material Adverse Effect.

4.2                                 Authority; Execution and Delivery; Enforceability.

(a)                                  Each iStar Party has full corporate power and authority to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, to perform its respective obligations hereunder and under the Related Agreements and to consummate the transactions contemplated hereby and by such Related Agreements.

(b)                                 All corporate acts and other proceedings required to be taken by each iStar Party to authorize the execution, delivery and performance of this Agreement and such Related Agreements have been duly and properly taken.

(c)                                  Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by each iStar Party, and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of each iStar Party enforceable against each iStar Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3                                 Non-Contravention.  The execution and delivery of this Agreement and the Related Agreements by each iStar Party (to the extent a party thereto) does not and will not, and the consummation of the transactions contemplated at the Closings hereby and by such Related Agreements and compliance with the terms hereof and of such Related Agreements, will not:

(i)                                     constitute a violation or breach of the Organizational Documents of any iStar Party;

(ii)                                  constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, or require the consent of any Person under, any provision of any contract or other instrument to which any iStar Party is a party or by which any of the assets of any iStar Party may be affected or secured; or

(iii)                               violate any Order or any Law affecting any iStar Party or the assets of any iStar Party.

4.4                                 Governmental Consents and Approvals.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained by or on behalf of any iStar Party in connection with the execution, delivery and performance of this Agreement or the Related Agreements (to the extent a party thereto) or the consummation of the transactions contemplated at the Closings hereby and by such Related Agreements.

4.5                                 iStar Shares.  The iStar Shares when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will be free and clear of any Liens, other than restrictions on transferability imposed under the Shareholder’s Agreement, the Securities Act and restrictions on ownership intended to preserve the Parent’s status as a REIT, as set forth in its organizational documents, will not be subject to preemptive rights and will not subject the holder thereof to personal liability by reasons of being such a holder.

4.6                                 Litigation and Claims.  There is no Action pending or, to the knowledge of the iStar Parties, threatened, against any iStar Party or to which any iStar Party is reasonably likely to become a party that would reasonably be expected to materially adversely affect any iStar Party’s ability to consummate the transactions contemplated hereby or by the Related Agreements.

4.7                                 SEC Reports.  The Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission since January 1, 2004 (the “SEC Reports”).  The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each of the balance sheets (including the related notes) included in the SEC Reports presents fairly in all material respects the consolidated financial position of the Parent as of the respective dates thereof, and the other related financial statements (including the related notes) included therein presented fairly in all material respects the consolidated results of operations and changes in financial position of the Parent for the respective periods indicated, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals.  Each of the financial statements (including the related notes) included in the SEC Reports has been prepared in accordance with GAAP, except as otherwise noted therein or, in the case of the unaudited financial statements, as permitted by the applicable rules and regulations of the Securities and Exchange Commission.

4.8                                 Private Offering.  Subject to the accuracy of the representations and warranties of the Oak Hill Sellers and the Seller Principals contained herein, the offer, sale and issuance of the iStar Shares, as contemplated hereby, are exempt from the registration requirements of the Securities Act.  The Parent has not offered or sold the iStar Shares by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

4.9                                 REIT Status.  The Parent (i) qualifies as a REIT, (ii) for all taxable years commencing with its taxable year of formation through its taxable year ended December 31, 2004, has been subject to taxation as a REIT, and (iii) has operated, and intends to continue to operate, in such manner as to qualify as a REIT for the taxable year ending December 31, 2005 and subsequent taxable years.  To Parent’s knowledge, no action, proceeding or investigation that would reasonably be expected to result in the termination of Parent’s status as a REIT has been taken or omitted or is pending or threatened in writing.

4.10                           Sources of Funds.  The Parent has the funds necessary to consummate the transactions on the terms contemplated by this Agreement.

4.11                           Books and Records.  The Parent has made available to the Oak Hill Parties and the Seller Principals complete and correct in all material respects copies of all minute books and all other existing records of any meeting of the board of directors, or the audit committee thereof, for the Parent’s three preceding fiscal years.

4.12                           No Finder.  Neither any iStar Party nor any party acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby or by the Related Agreements.

4.13                           Investment Intention and Accredited Investor.

(a)                                  The iStar Parties are acquiring the Purchaser Partnership Interests and the Purchaser LLC Interests for their own account for investment only, and not with a view towards their distribution.  The iStar Parties understand that the Purchaser Partnership Interests and the Purchaser LLC Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act.  The iStar Parties also understand that they must bear the economic risk of this investment indefinitely unless the Purchaser Partnership Interests and the Purchaser LLC Interests are registered pursuant to the Securities Act, or an exemption from registration is available.

(b)                                 Each of the iStar Parties represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

4.14                           No Other Representations and Warranties.  Notwithstanding anything to the contrary contained in this Agreement, each of the iStar Parties acknowledges and agrees that none of the Oak Hill Parties or any of their respective Affiliates has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given in Articles II and III of this Agreement (as supplemented or amended by the Disclosure Letter).  Any claims the iStar Parties may have for a breach of a representation or warranty contained in this Agreement shall be based solely on the representations and warranties set forth in Articles II and III of this Agreement (as supplemented or amended by the Disclosure Letter).  Without affecting the representations and warranties of the Oak Hill Parties contained in this Agreement, each of the iStar Parties further represents that none of the Oak Hill Parties or any of their respective Affiliates, or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Oak Hill Entities including without limitation (i) any confidential memoranda, financial or other projections and forward looking statements, budgets or Fund Documents distributed on behalf of any Oak Hill Party or relating to any Oak Hill Entity or any of the Funds, (ii) other publications or data room information provided to the iStar Parties or their respective representatives, and (iii)  any other document or information in any form provided to the iStar Parties or their representatives in connection with the transactions contemplated hereby, or the transactions contemplated by this Agreement and the Related Agreements not expressly set forth in this Agreement.  Without affecting the representations and warranties contained in this Agreement, each of the iStar Parties acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Oak Hill Entities and the Funds and, in making its determination to proceed with the transactions contemplated by this Agreement, the iStar Parties have relied on the results of their own independent investigation together with the representations and warranties of the Oak Hill Parties contained in this Agreement.

4.15                           Taxes.  Parent and each Subsidiary of Parent has timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise owed, have been paid.  No material deficiencies for any Taxes have been or are currently being proposed, asserted or assessed in writing, or to the knowledge of Parent, threatened in writing by any Governmental Authority against Parent or any Subsidiary of Parent.  The most recent audited financial statements contained in the SEC Reports reflect an adequate accrual in accordance with GAAP for all Taxes and deferred Taxes payable by Parent and the Subsidiaries of Parent for all taxable periods and portions thereof through the date of such financial statements.  Since the date of such financial statements, (i) Parent has incurred no material liability for Taxes under Sections 856(c)(7), 857(b)(4), 857(b)(5), 857(b)(6), 857(b)(7), 860(c) or 4981 of the Code,  and (ii) no condition or circumstance exists which presents a material risk that any material Tax described in this sentence will be imposed upon Parent or any Subsidiary of Parent.  Neither Parent nor any Subsidiary is bound by or subject to any written Tax sharing or similar agreement or arrangement.

ARTICLE V

ACTION PRIOR TO THE INITIAL CLOSING DATE

From and after the execution of this Agreement until the Initial Closing Time (or earlier termination of this Agreement in accordance with Section 10.1):

5.1                                 Conduct of Business.

(a)                                  Except for the Reclassification, the Reorganization, the OHAMI Contribution, the OHAI Contribution, the Keystone Payment and any other transaction in respect of the Excluded Assets, and as otherwise set forth in Section 1.6 (collectively, the “Permitted Transactions”), each Oak Hill Entity shall, and each Oak Hill Seller and each Seller Principal shall cause each Oak Hill Entity and Subsidiary to, (i) carry on its business in the ordinary course of business in accordance with past practice; (ii) use commercially reasonable efforts to preserve its respective present business organization and relationships; (iii) use commercially reasonable efforts to keep available the present services of its employees; and (iv) use commercially reasonable efforts to preserve and enhance its assets under management, administration and custody and profitability and the goodwill and relations of its clients and others with whom business relationships exist consistent with past practice.

(b)                                 Notwithstanding Section 5.1(a), and except for the Permitted Transactions, from and after the date hereof and through and until the Initial Closing none of the Oak Hill Entities or any Subsidiary shall, and each Oak Hill Seller and Seller Principal shall cause the Oak Hill Entities and the Subsidiaries not to, without the prior written consent of the Parent (such consent not to be unreasonably withheld, delayed or conditioned):

(i)                                     take any action that would be prohibited by the provisions of Section 8.4 of the Amended and Restated OHA LP Agreement as if such provisions were in effect as of the date of this Agreement;

(ii)                                  incur any indebtedness or issue any debt securities, or assume, guarantee or otherwise become responsible for the obligation of another Person;

(iii)                               make or change any material Tax elections, make any material change in accounting methods with respect to Taxes, settle or offer to settle any material Tax controversy or file any amended Tax Return;

(iv)                              make any change in the methods of accounting or accounting principals applied in the preparation of financial statements of the Oak Hill Entities, other than a change which is required by reason of a concurrent change in Law or GAAP;

(v)                                 amend its Organizational Documents (other than as contemplated hereby or by the Related Agreements), or cause any Fund Document to be amended or modified in any material respect;

(vi)                              issue, deliver, or agree (actually or contingently) to issue or deliver (whether pursuant to any option or otherwise), or grant or modify any option, warrant or other right to purchase or otherwise acquire, any equity interests of any Oak Hill Entity or any Subsidiary, as the case may be, or any security convertible into or exchangeable for, any such interests, or issue or agree to issue any bonds, notes, or other securities;

(vii)                           enter into any partnership or joint venture agreement or arrangement or any other agreement involving a sharing of revenue or profits;

(viii)                        take any action or omit to take any action that would reasonably be expected to cause the representations made in subparagraphs (h), (i), (j) or (k) of Section 3.15 to be untrue in any respect as of the Initial Closing Date;

(ix)                                take any action or omit to take any action that would reasonably be expected to cause the representation made in Section 3.15(l) to be untrue in any respect as of the Initial Closing Date based on the Securities List then in effect; or

(x)                                   agree, whether in writing or otherwise, to do any of the foregoing.

5.2                                 No Breach of Representations and Warranties; Notification of Certain Matters.  Each of the parties hereto will use his or its commercially reasonable efforts to refrain from taking any action, and each of them will endeavor in good faith not to permit any event to occur, which (a) would cause the conditions set forth in Articles VII and VIII not to be satisfied, or (b) would otherwise prohibit such party from consummating the transactions contemplated hereby or by any Related Agreement.  The parties hereto will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event or condition which would reasonably be expected to result in the inability of any condition contained in Articles VII or VIII to be satisfied or would otherwise prevent it from consummating the transactions contemplated hereby or by any Related

Agreement, give detailed written notice thereof to the other parties hereto and each such party shall use its commercially reasonable efforts to prevent or promptly to remedy such breach.  None of the disclosures pursuant to this Section 5.2 will be deemed to qualify, modify, amend or supplement the representations, warranties or covenants of any party hereto.

5.3                                 Access.  Subject to the terms of the November Confidentiality Agreement, the Oak Hill Parties shall afford the iStar Parties’ employees, auditors, legal counsel and other authorized representatives and advisors, upon reasonable notice, all reasonable opportunity and access during normal business hours to inspect and investigate the assets, liabilities, Contracts, operations and businesses of the Oak Hill Entities and the Subsidiaries and to interview the employees and officers of the Oak Hill Entities and the Subsidiaries.

5.4                                 Standstill.  None of the Oak Hill Parties shall, and shall not permit any of their respective Affiliated Persons or Affiliates to, initiate, solicit, encourage, negotiate or enter into any agreement with any Person other than the iStar Parties respecting the acquisition of any portion of the business of any Oak Hill Entity or any Subsidiary or any of the Purchaser Partnership Interests or the Purchaser LLC Interests.

5.5                                 Notice of Litigation.  Promptly after becoming aware of the occurrence of or the threatened occurrence of any material Action against any Oak Hill Party, or to which any Oak Hill Party is reasonably likely to become a party, such Oak Hill Party shall give detailed written notice thereof to the iStar Parties.

5.6                                 Fulfillment of Conditions to Obligations of the iStar Parties.  Each Oak Hill Party agrees, and the Oak Hill Sellers and the Seller Principals agree, to cause each Oak Hill Entity, to use commercially reasonable efforts to effectuate the transactions contemplated hereby and by the Related Agreements and to fulfill the conditions to the obligations of the iStar Parties contained in Article VII.

5.7                                 Fulfillment of Conditions to Obligations of the Oak Hill Parties.  Each iStar Party agrees, and the Parent agrees to cause the Purchaser, to use commercially reasonable efforts to effectuate the transactions contemplated hereby and by the Related Agreements and to fulfill the conditions to the obligations of the Oak Hill Parties contained in Article VIII.

5.8                                 Notices.  The Oak Hill Entities shall use commercially reasonable efforts to deliver the notices set forth in Section 5.8 of the Disclosure Letter (collectively, the “Notices”) in the manner provided in Section 5.8 of the Disclosure Letter; provided, however, that in no event shall any Person be required to pay any consideration, relinquish any right or incur any additional liabilities or obligations in connection with delivering the Notices.  The parties agree and acknowledge that they have jointly developed the actions and procedures described in this Section 5.8 and that, notwithstanding anything to the contrary, no party shall have liability to any other party under this Agreement or otherwise in respect of the Notices, the method pursuant to which such Notices were delivered or any other such claim relating to a violation of Law or a violation of the Organizational Documents of any Fund.

5.9                                 Amended and Restated LP Agreements/Operating Agreements.  Promptly following the date of this Agreement, the Parent and the Seller Principals shall cause the Organizational Documents of each of the Oak Hill Entities to be amended and revised, to the extent necessary to effectuate the transactions contemplated hereby and by the Related Agreements.  Without limiting the foregoing, the operating agreement or the partnership agreement, as the case may be, of an Oak Hill Entity shall be amended and revised to provide that any transfer of ownership interests in such Oak Hill Entity shall be subject to restrictions substantially similar to those restrictions contained in Article 10 of the Amended and Restated OHA LP Agreement.  In addition, the Organizational Documents of Oak Hill CLO Management I, L.L.C., Oak Hill CLO Management II, L.L.C. and Oak Hill CLO Management III, L.L.C., shall be amended and revised to provide for the separation of the Excluded Assets and the interests being purchased as contemplated by this Agreement.

5.10                           Delivery of Governmental Documents.  The Oak Hill Parties will deliver or cause to be delivered or by notice make available or cause to be made available to the iStar Parties at the same time as the filing thereof a complete copy of each Governmental Document filed after the date hereof and prior to the Initial Closing Date by or on behalf of any of the Oak Hill Entities or any Subsidiary.

5.11                           Publicity.  No public release or announcement concerning the transactions contemplated hereby or by the Related Agreements shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance and shall make a reasonable effort to take into account such comments.

ARTICLE VI

OTHER AGREEMENTS OF THE PARTIES

6.1                                 Key Man Insurance.  From and after the date hereof, the iStar Parties shall have the right to obtain at their sole cost and expense for their sole benefit key-man life insurance policies on each Seller Principal.  Each Seller Principal expressly consents to, and will reasonably cooperate with respect to, the acquisition of such policies by the iStar Parties and has no knowledge of any reason why he would be uninsurable.

6.2                                 Office Space.  Following the Initial Closing, the iStar Parties and the Seller Principals shall cooperate with each other with respect to relocating to office space at the same location, subject to entering into mutually satisfactory agreements relating to the sharing of costs and expenses.

6.3                                 Board Representation.  The Parent agrees that the GRA Seller shall have the right to designate one person (the “Oak Hill Designee”) to be appointed to the Parent’s board of directors, such appointment to take effect on the later of (1) the day after the Initial Closing and (2) the day after the Parent’s 2005 Annual Meeting of Stockholders.  The Oak Hill Designee shall be appointed to serve as a director until the Parent’s 2006 Annual Meeting of Stockholders, subject to the Oak Hill Designee’s continued compliance with the policies and procedures applicable to the Parent’s directors generally.  The initial Oak Hill Designee shall be August.  If August is for any reason unwilling or unable to serve as a director, or if August resigns or is removed as a director, the GRA Seller shall have the right to designate another person to serve as the Oak Hill Designee, subject to the reasonable approval of such person’s credentials by the Parent’s nominating and governance committee of the board of directors.

6.4                                 Consulting Agreement.  After the Initial Closing, the iStar Parties and OHA and its Affiliates shall enter into a consulting agreement in substantially the form attached hereto as Exhibit 1 (the “Consulting Agreement”).  It is understood by the parties hereto that the compensation to OHA or such Affiliates under such agreement will be nominal.

6.5                                 Federal Income Tax Treatment.  The parties shall cause OHA and each Subsidiary of OHA that is not a disregarded entity, GenPar II LLC, GenPar Alpha LLC, GenPar II and GenPar Alpha, respectively, to make an election under Section 754 of the Code (and any corresponding provisions of state and local tax law), effective with respect to the transfers of partnership interests occurring on the Initial Closing Date and the Subsequent Closing Date, respectively, to adjust their tax basis in their assets with respect to the Purchaser.  In the case of OHA and each Subsidiary of OHA (if any) that is not a disregarded entity, the Section 754 election (and any corresponding state and local Tax Law election) relating to the purchase transactions consummated at the Initial Closing shall be made on a federal (and any corresponding state and local) Tax Return filed for the taxable period ending with the Initial Closing Date.  The Purchaser shall be provided with a copy of such Tax Returns, in the form proposed to be filed, at least 15 days prior to the due date with extensions (or earlier proposed filing date) of such Tax Returns for the limited purpose of enabling the Purchaser to confirm OHA’s compliance with the provisions of this Section 6.5. (The immediately preceding sentence shall also apply to any Tax Returns filed pursuant to Section 3.15(h) hereof.)  All basis adjustments made under Section 743 of the Code pursuant to the Section 754 election shall be based on the total purchase price actually paid (valuing the iStar Shares based on their market trading price), shall reflect the allocation of the Initial Purchase Price and the Subsequent Purchase Price, respectively, between the Purchaser Partnership Interests and the Purchaser LLC Interests in accordance with the Allocation Percentages, and shall reflect the further allocation of the portion of the Initial Purchase Price and the portion of the Subsequent Purchase Price so allocated to the Purchaser Partnership Interests among the assets of OHA in a manner consistent with a written appraisal report prepared by Ernst & Young (or other nationally recognized appraisal firm) for OHA and provided to the Purchaser as soon as practicable.  The parties agree to report the Tax consequences of the transactions contemplated hereby consistent with the foregoing.

6.6                                 Transfer Taxes.  All transfer, real estate transfer, documentary, stamp, recording, sales or other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by the person on which such Transfer Taxes are imposed by applicable law.  The parties shall cooperate with each other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

6.7                                 Contributions and Reorganization.  If the OHAI Contribution is not effected at or prior to the Initial Closing, then promptly following the Initial Closing (but in no event later than two Business Days following the Initial Closing Date), the Seller Principals shall cause the OHAI Contribution to be effected.  The Reorganization shall be effected at or prior to the Initial

Closing in the manner contemplated on Exhibit R and the OHAMI Contribution shall be effected at or prior to the Initial Closing.

6.8                                 Further Assurances.  From and after the Closings, each party shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration but at the cost and expense of the requesting party (excluding any internal costs incurred, such as having any of the following reviewed by in-house counsel) such assignments, deeds, drafts, checks, certificates, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation and confirmation of this Agreement and the Related Agreements and the transactions contemplated hereby and by the Related Agreements.

6.9                                 Additions to Securities List.  The following procedures shall apply with respect to the Securities List and related matters for all purposes of this Agreement, including, without limitation, for purposes of Section 3.15(1), Section 5.1(b)(ix) and this Section 6.9.  Parent shall have the right to revise the Securities List at any time after the date hereof in accordance with the following procedure: (i) The Seller Principals shall cause OHA to provide to Parent in writing, no later than five Business Days after the date on which they receive a written request to do so, any factual information requested by Parent in writing (in order to make the determinations hereinafter provided) with respect to the Oak Hill Entities’ ownership (direct or indirect) of or commitments to acquire (directly or indirectly) any Security (other than a debt Security described in Section 856(m)(2)(A)-(B) of the Code, a Security described in Section 856(m)(1)(B)-(G) of the Code or a Security described in Section 856(c)(4)(A) of the Code) of a Real Estate Issuer to which Parent might make a loan (which loan, subject to the following provisions of this Section 6.9, Parent anticipates would be added to the Securities List if such loan is made) based on discussions commenced prior to the date of such request.  (ii) If, based on the written factual information provided by OHA in response to Parent’s request (together with any additional factual information requested by Parent in writing in order to make this determination) Parent concludes that the Oak Hill Entities (directly or indirectly) own or have committed to acquire Securities of such issuer that would reasonably be expected to cause the representation in Section 3.15(l) to be untrue if such issuer were added to the Securities List, then Parent shall notify the Seller Principals in writing of such conclusion (such notification to be provided by Parent no later than five Business Days after Parent has received all written factual information requested by it in writing in order to make such determination) and Parent shall not be permitted to add such issuer to the Securities List (and the existing Securities List shall remain in effect), provided, that if the Securities identified in writing by OHA (in response to Parent’s written request) as Securities committed to be acquired by the Oak Hill Entities are not actually acquired within 65 Business Days after the date that the Seller Principals receive notification from Parent of its conclusion with respect to such Real Estate Issuer, then the Seller Principals shall cause OHA to so notify Parent in writing no later than five Business Days after such 65 Business Day period has ended and, unless Parent concludes that the representation made in Section 3.15(l) would be untrue in any respect based on the Securities of such Real Estate Issuer actually owned (directly or indirectly) by the Oak Hill Entities, upon receipt by the Seller Principals of written notification from Parent, the Securities List shall thereupon be amended to include such Real Estate Issuer subject to the deemed agreement (as to the Securities identified in the written factual information provided by OHA as Securities owned by the Oak

Hill Entities) under, and to the second proviso of, clause (iii) of this Section 6.9.  (iii) If the written factual information provided by OHA in response to Parent’s written request (A) is not timely provided or (B) indicates that the Oak Hill Entities (directly or indirectly) own or have committed to acquire Securities of the issuer but, based on such factual information, Parent concludes that clause (ii) of this Section 6.9 does not apply, then Parent shall so notify the Seller Principals in writing within five Business Days after Parent has received all written factual information requested by it in writing in order to make such determination and the Securities List shall thereupon be amended to include the Real Estate Issuer identified in Parent’s request and, in the case of clause (B) of this sentence, for all purposes of this Agreement Parent shall be deemed to have agreed that the Securities identified in the written factual information provided by OHA as Securities that the Oak Hill Entities own or have committed to acquire shall not at any time cause the representation made in Section 3.15(l) to be untrue in any respect; provided, that for avoidance of doubt, any such deemed agreement of Parent shall only apply to the class of Security and number of units (such as principal amount or number of shares) specified in the written factual information provided by OHA; and provided further, that Parent shall notify the Seller Principals in writing if Parent does not make a loan or commit to make a loan to such Real Estate Issuer within 65 Business Days thereafter, or if Parent does commit to make a loan to such Real Estate Issuer within said 65 Business Day period but the commitment is thereafter terminated without Parent actually making the loan, and the Securities List shall thereupon be amended to exclude such Real Estate Issuer.  (iv) If the written factual information provided by OHA in response to Parent’s request is timely provided and indicates that an Oak Hill Entity has commenced discussions to acquire Securities of such issuer (other than a debt Security described in Section 856(m)(2)(A)-(B) of the Code, a Security described in Section 856(m)(1)(B)-(G) of the Code or a Security described in Section 856(c)(4)(A) of the Code), then the parties will conduct discussions in good faith to determine whether and under what circumstances such issuer may be added to the Securities List.  (v) Once Parent has submitted a written request as to a particular Real Estate Issuer, Parent shall not be entitled to again submit a written request as to such Real Estate Issuer during the 65 Business Day period applicable to Parent’s earlier request (so as to effectively extend the 65 Business Day period as to such Real Estate Issuer), but shall not be precluded from submitting written requests as to any other Real Estate Issuers in accordance with this Section 6.9 during such period.  (vi) If the applicable debt Securities of any Real Estate Issuer identified in the Securities List cease to be owned by Parent, then Parent shall so notify the Seller Principals in writing and the Securities List shall thereupon be amended to remove such Real Estate Issuer from the Securities List.  (vii) If one or more of the Oak Hill Entities intends to commence or has commenced discussions with a Real Estate Issuer identified on the Securities List and the Oak Hill Entities anticipate that they might acquire or commit to acquire Securities of such issuer, the Seller Principals may cause OHA to request in writing that Parent provide its consent to such acquisition or commitment to acquire such Securities by the Oak Hill Entities (such consent to be in writing and not to be unreasonably withheld) and if Parent either consents in writing or does not provide a written response within 5 Business Days after the date it receives such written request from OHA, for all purposes of this Agreement Parent shall be deemed to have agreed that the Securities identified in the written information provided by OHA as Securities that the Oak Hill Entities intend to acquire or commit to acquire shall not at any time cause the representation made in Section 3.15(l) to be untrue in any respect; provided, that for avoidance of doubt, any such deemed agreement of Parent shall only apply to the class of Security and number of units (such as principal amount or number of shares) specified in such written information; and provided further, that such Securities are actually acquired by the Oak Hill Entities within 65 Business Days thereafter (and, if such Securities are not actually acquired by the Oak Hill Entities by the end of such 65 Business Day period, the Seller Principals shall cause OHA to so notify Parent in writing no later than five Business Days after such 65 Business Day period has ended).  (viii) Promptly after the date of the occurrence of any event that results in an amendment of the Securities List in accordance with this Section 6.9, Parent shall provide a revised Securities List to the Seller Principals.  For the avoidance of doubt, the parties agree that the covenants contained in this Section 6.9 shall apply from the date of this Agreement until the Initial Closing Date.

6.10                           New TRSs. Promptly following the date of this Agreement, the Parent shall cause the incorporation of two new wholly-owned taxable REIT subsidiaries (each, a “Purchaser Designee”).  The Parent will cause one Purchaser Designee to purchase the GenPar II LLC Interests, and one Purchaser Designee to purchase the GenPar Alpha LLC Interests, in accordance with the terms of this Agreement.

6.11                           Extension of Funds.

The parties agree that:

(i)                                     if the term of any of Oak Hill Credit Partners I, Limited, Oak Hill Credit Partners II, Limited, or Oak Hill Credit Partners III, Limited is extended beyond its term as of the date of this Agreement, then, promptly following such extension, the Seller Principals shall cause, as of the date of such extension and thereafter, the Parent, the Purchaser or a Purchaser Designee to receive, for no additional consideration, 47.5% of the Seller Principals’ aggregate direct and indirect economic interest in any carried interest, incentive fee or other performance based allocation, distribution or compensation of the general partner or investment manager special purpose vehicle relating to such Excluded Assets;

(ii)                                  if, after the date of this Agreement, the term of Oak Hill Special Opportunities Fund, L.P. or Oak Hill Special Opportunities Fund (Management), L.P. is extended and capital commitments in excess of the aggregate capital commitments to those funds as of the date hereof are made, then, the Seller Principals shall cause the Parent, the Purchaser or a Purchaser Designee to receive, for no additional consideration, 47.5% of the Seller Principals’ aggregate direct and indirect economic interest in any carried interest, incentive fee or other performance based allocation, distribution or compensation of the general partner or investment manager special purpose vehicle associated with and attributable to such additional capital commitments; and

(iii)                               if after the date of this Agreement any incentive fee, distribution or similar payment related to Oak Hill Securities Fund, L.P. is or becomes distributable or payable to Oak Hill Securities GenPar, L.P. or any of its Affiliates or any Seller Principal, as of the date distributable or payable and thereafter, the Seller Principals shall cause the Parent, the Purchaser or a Purchaser Designee to receive, for no additional consideration, an amount equal to 47.5% of the Seller Principals’ aggregate direct and indirect share thereof as and when received by the Oak Hill Parties.

The parties shall make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration to any iStar Party, such agreements, consents and assurances and take or cause to be taken all such actions as may reasonably be requested by the Parent to effectuate the agreements contained in this Section 6.11.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF iSTAR PARTIES

7.1                                 Initial Closing.  The obligation of the iStar Parties to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions at the Initial Closing, any or all of which may be waived in whole or in part by the iStar Parties, in their sole discretion:

(i)                                     Representations and Warranties.  Except as provided in the next sentence, the representations and warranties contained in Articles II and III shall be true and correct as of the date of this Agreement and as of the Initial Closing Time as though made as of such time (other than the representations and warranties contained in Sections 3.15(j), 3.15(k) and 3.15(l), which shall be true and correct only as of the Initial Closing Time as though made as of such time), except as would not reasonably be expected to have an Oak Hill Material Adverse Effect.  Notwithstanding the foregoing, (A) representations and warranties which expressly relate to an earlier date shall be true and correct only on and as of such earlier date, and any other representations and warranties contained in Sections 3.10(c), 3.11, 3.12, 3.13, 3.14(b), 3.15 (other than Sections 3.15(i), 3.15(j), 3.15(k) and 3.15(l)), 3.16, 3.17(a), 3.18, 3.19(b), 3.19(d), 3.20, 3.21, 3.22 and 3.25 shall be true and correct only on and as of the date of this Agreement, except, in each case, as would not reasonably be expected to have an Oak Hill Material Adverse Effect and (B) representations and warranties contained in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 3.4 and 3.24 and qualified as to materiality or an Oak Hill Material Adverse Effect shall be true and correct, and those contained in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 3.4 and 3.24 not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at the Initial Closing Time as though made as of such time.

(ii)                                  Performance.  The Oak Hill Parties shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by any Oak Hill Party prior to or at the Initial Closing Time, except those covenants and agreements required by this Agreement to be performed or complied with by the RBO Seller, the CSW Seller, Okun and Wernicke at the Subsequent Closing Time.

(iii)                               Material Adverse Effect.  Between the date of this Agreement and the Initial Closing Date, no Action shall have been commenced, brought, conducted or heard by or before any Governmental Authority (whether commenced, or brought or conducted by any Governmental Authority or other Person) that has had or would reasonably be expected to have an Oak Hill Material Adverse Effect.

(iv)                              Certificates.  The iStar Parties shall have received (a) a certificate of the managing general partner or managing member, as the case may be, of each Oak Hill Entity dated the Initial Closing Date and certifying to the fulfillment on the part of such Oak Hill Entity of the conditions specified in Section 7.1(i), (ii) and (iii); and (b) a certificate of the managing general partner or managing member, as the case may be, of each Oak Hill Entity dated the Initial Closing Date, setting forth the resolutions of the partners/members of such Oak Hill Entity adopting and approving this Agreement, the Related Agreements (to the extent a party thereto) and all other documents contemplated hereby and thereby and authorizing the transactions hereby and thereby contemplated.

(v)                                 No Injunction.  There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby or by any Related Agreement.

(vi)                              Notices.  The Oak Hill Parties and the Oak Hill Entities shall have delivered the Notices in the manner specified in Section 5.8 of the Disclosure Letter.

(vii)                           Pre-Closing Transactions.  The Reclassification, the OHAMI Contribution (with respect to Investment Advisory Contracts) and the Reorganization shall have been completed.

(viii)                        Relationship Agreement.  The Relationship Agreement shall have been executed and delivered by the parties thereto.

(ix)                                Amended and Restated LP Agreements/Amended and Restated Operating Agreements.  Each Amended and Restated LP Agreement and each Amended and Restated Operating Agreement shall have been executed and delivered by the parties thereto.

(x)                                   Shareholder’s Agreement.  The Shareholder’s Agreement shall have been executed and delivered by the parties thereto.

(xi)                                Legal Opinion.  The iStar Parties shall have received a reasoned legal opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP or Dechert LLP that the transactions contemplated by this Agreement should not constitute an assignment under the Investment Advisers Act.

(xii)                             Certificates.  The iStar Parties shall have received certificates (or other appropriate evidences of ownership) representing all the Purchaser Partnership Interests and the Purchaser LLC Interests (other than those owned by the RBO Seller, the CSW Seller, Okun or Wernicke which are required to be delivered at the Subsequent Closing Time), and, if certificated, duly endorsed to the Purchaser or its designee or accompanied by appropriate powers, with all appropriate tax transfer stamps affixed.

7.2                                 Subsequent Closing.  The obligation of the iStar Parties to consummate the transactions contemplated under this Agreement at the Subsequent Closing are subject to the fulfillment of each of the following conditions at the Subsequent Closing:

(i)                                     Initial Closing.  The Initial Closing shall have taken place on or prior to the Subsequent Closing Date.

(ii)                                  Representations and Warranties.  The representations and warranties of the RBO Seller, the CSW Seller, Okun and Wernicke contained in Sections 2.1, 2.2 and 2.3 shall be true and correct as of the date of this Agreement and at the Subsequent Closing Time as though made as of such time.

(iii)                               Performance.  The RBO Seller, the CSW Seller, Okun and Wernicke shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by any of them prior to or at the Subsequent Closing Time.  For purposes of clarification, the only covenants and agreements required to be performed by them at the Subsequent Closing relate to the delivery to the Purchaser of the RBO Seller’s and the CSW Seller’s Purchaser Partnership Interests and Okun’s and Wernicke’s Purchaser LLC Interests.

(iv)                              Material Adverse Effect.  Between the date of this Agreement and the Subsequent Closing Date, no Action shall have been commenced, brought, conducted or heard by or before any Governmental Authority (whether commenced, or brought or conducted by any Governmental Authority or other Person) that has had or would reasonably be expected to have an Oak Hill Material Adverse Effect.

(v)                                 Certificates.  The iStar Parties shall have received certificates (or other appropriate evidence of ownership) representing the Purchaser Partnership Interests owned by the RBO Seller and the CSW Seller and the Purchaser LLC Interests owned by Okun and Wernicke, and, if certificated, duly endorsed to the Purchaser or its designee or accompanied by appropriate powers, with all appropriate tax transfer stamps affixed.

(vi)                              Subsequent Amended and Restated LP Agreements and Subsequent Amended and Restated Operating Agreements.  Each Subsequent Amended and Restated LP Agreement and each Subsequent Amended and Restated Operating Agreement shall have been executed and delivered by the parties thereto.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF

THE OAK HILL PARTIES AND THE OAK HILL SELLERS

8.1                                 Initial Closing.  The obligation of the Oak Hill Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions at the Initial Closing, any or all of which may be waived in whole or in part by the Oak Hill Parties:

(i)                                     Representations and Warranties.  Except as provided in the next sentence, the representations and warranties contained in Article IV shall be true and correct as of the date hereof and as of the Initial Closing Time as though made as of such time, except as would not reasonably be expected to have an iStar Material Adverse Effect.  Notwithstanding the foregoing, (A) representations and warranties which expressly relate to an earlier date shall be true and correct only on and as of such earlier date, and any other representations and warranties contained in Section 4.7 shall be true and correct only on and as of the date of this Agreement except, in each case, as would not reasonably be expected to have an iStar Material Adverse Effect, and (B) representations and warranties contained in Sections 4.1, 4.2 and 4.5 and qualified as to materiality or an iStar Materials Adverse Effect shall be true and correct, and those contained in Sections 4.1, 4.2 and 4.5 not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at the Initial Closing Time as though made as of such time.

(ii)                                  Performance.  The iStar Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Initial Closing Time.

(iii)                               Certificates.  The Oak Hill Parties shall have received (a) a certificate of an executive officer of each of the Parent and the Purchaser, dated the Initial Closing Date, certifying to the fulfillment of the conditions specified in Section 8.1(i) and (ii); and (b) a certificate of the Secretary of each of the Parent and the Purchaser, dated the Initial Closing Date, setting forth the resolutions of the board of directors of each of them approving this Agreement, the Related Agreements and all other documents contemplated hereby and thereby, and authorizing the transactions hereby and thereby contemplated.

(iv)                              No Injunction.  There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby or by any Related Agreement.

(v)                                 Notices.  The Oak Hill Parties and the Oak Hill Entities shall have delivered in the manner specified in Section 5.8 of the Disclosure Letter.

(vi)                              Shareholder’s Agreement.  The Parent shall have executed and delivered the Shareholder’s Agreement.

(vii)                           Initial Purchase Price.  The Purchaser and the Purchaser Designees shall have delivered the Initial Cash Purchase Price and the Parent shall have delivered the Initial iStar Shares, each in accordance with Section 1.2.

(viii)                        Relationship Agreement.  The Relationship Agreement shall have been executed and delivered by the parties thereto.

(ix)                                Amended and Restated LP Agreements/Amended and Restated Operating Agreements.  Each Amended and Restated LP Agreement and each Amended and Restated Operating Agreement shall have been executed and delivered by the parties thereto.

8.2                                 Subsequent Closing.  The obligation of the RBO Seller, the CSW Seller, Okun and Wernicke to consummate the transactions contemplated by this Agreement at the Subsequent

Closing are subject to the fulfillment of each of the following conditions at the Subsequent Closing:

(i)                                     Initial Closing. The Initial Closing shall have taken place on or prior to the Subsequent Closing Date.

(ii)                                  Subsequent Purchase Price. The Purchaser and the Purchaser Designees shall have delivered the Subsequent Cash Purchase Price and the Parent shall have delivered the Subsequent iStar Shares, each in accordance with Section 1.3.

ARTICLE IX

INDEMNIFICATION

9.1                                 Survival of Representations and Warranties.  All certificates delivered pursuant to Sections 7.1 and 8.1 (the “Closing Certificates”) and all representations and warranties made herein by the parties to this Agreement and their respective obligations to be performed pursuant to the terms hereof, shall survive the Initial Closing Time, provided, that, the representations and warranties and the covenants contained in Sections 5.2 and 5.5 made herein by the parties and the Closing Certificates as they relate to such representations, warranties and covenants shall terminate 18 months following the Initial Closing Date, except that (i) the representations and warranties (and the Closing Certificates as they relate thereto) set forth in Sections 3.15 (Tax Matters), 3.20 (Environmental Matters), 3.21 (Employee Plans), 4.9 (REIT Status) and 4.15 (Taxes) shall survive the Initial Closing Time for the applicable statute of limitations, plus 30 days, and (ii) the representations and warranties (and the Closing Certificates as they relate thereto) set forth in Sections 2.1 (Authority; Execution and Delivery; Enforceability), 2.2 (Title to Purchaser Partnership Interests), 2.3 (Title to Purchaser LLC Interests), 2.4(i) (Non-Contravention), 3.1 (Organization; Good Standing), 3.2 (Authority; Execution and Delivery; Enforceability), 3.3 (Capitalization), 3.4 (Subsidiaries), 3.5(i) (Non-Contravention), 3.24 (OHAI/OHAMI), 4.1 (Organization; Good Standing), 4.2 (Authority; Execution and Delivery; Enforceability), 4.3(i) (Non-Contravention), 4.5 (iStar Shares) and 4.14 (No Other Representations and Warranties) shall survive the Initial Closing Time indefinitely.  Notwithstanding the foregoing, if written notice of any matter setting forth in reasonable detail a claim for a breach of any representation or warranty is given to the iStar Parties or the applicable Oak Hill Party, as the case may be, in writing pursuant to this Agreement prior to the end of the applicable survival period, any such representation or warranty (and the Closing Certificates as they relate thereto) that would otherwise terminate shall be deemed to survive solely with respect to such claim until resolved.

9.2                                 Indemnification by the Oak Hill Sellers and the Seller Principals.

(a)                                  Each Oak Hill Seller, individually as to such Oak Hill Seller and each Seller Principal, jointly and severally only with respect to such Seller Principal and each Oak Hill Seller in which such Seller Principal owns any equity interests, shall indemnify and hold harmless any iStar Group Member from and against any and all Damages incurred by such iStar Group Member arising from:

(i)                                     any failure by such Oak Hill Seller or such Seller Principal to perform any covenants or other agreements of such Oak Hill Seller or Seller Principal contained in Article I;

(ii)                                  any breach of any representation or warranty of such Oak Hill Seller or such Seller Principal contained in Article II; or

(iii)                               the allegation in writing by any third party of the existence of any liability, obligation, lease, agreement, contract or other commitment or state of facts which, if such allegation were true, would constitute a breach by such Oak Hill Seller or Seller Principal of any representation or warranty of such Oak Hill Seller or Seller Principal contained in Article II.

(b)                                 Each Oak Hill Seller and each Seller Principal, jointly and severally, shall indemnify and hold harmless any iStar Group Member from and against any and all Damages incurred by such iStar Group Member, directly (or indirectly as a result of Damages suffered by an Oak Hill Entity), arising from:

(i)                                     any failure by an Oak Hill Party to perform any of its covenants or other agreements contained herein, other than covenants or other agreements for which the iStar Group Members are entitled to indemnification pursuant to Section 9.2(a)(i);

(ii)                                  any breach of any representation or warranty of an Oak Hill Party contained in Article III or in any Closing Certificate delivered by an Oak Hill Party in connection herewith;

(iii)                               the allegation in writing by any third party of the existence of any liability, obligation, lease, agreement, contract or other commitment or state of facts which, if such allegation were true, would constitute a breach by such Oak Hill Party of any representation or warranty of such Oak Hill Seller or Seller Principal contained in Article III;

(iv)                              without duplicating Damages recovered under Section 9.2(b)(ii), any and all Taxes imposed upon or assessed against any Oak Hill Entity or Subsidiary or their respective assets (A) with respect to any pre-Closing period, (B) by reason of having been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) or any consolidated, combined or unitary state or local Tax Return group, or (C) under any tax sharing, allocation or similar agreement or any indemnification or reimbursement agreement with respect to Taxes; or

(v)                                 any Damages incurred in respect of the failure of the OHAI Note or the OHA Liabilities to be paid and discharged by the applicable Oak Hill Party.

9.3                                 Indemnification by the Parent.  The Parent will indemnify and hold harmless any Seller Group Member from and against any and all Damages incurred by such Seller Group Member arising from:

(i)                                     any failure by any iStar Party to perform any of its covenants or other agreements contained herein;

(ii)                                  any breach of any representation or warranty of any iStar Party contained in Article IV or in any Closing Certificate delivered by any iStar Party in connection herewith; or

(iii)                               the allegation in writing by any third party of the existence of any liability, obligation, lease, agreement, contract or other commitment or state of facts which, if such allegation were true, would constitute a breach by an iStar Party of any representation or warranty of it contained herein.

9.4                                 Notification of Claims.

(a)                                  A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing (a “Claim Notice”) of any pending or threatened claim or demand that the Indemnified Party has determined, has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation or warranty (as contemplated by Section 9.1).

(b)                                 In the case of any Third Party Claim as to which indemnification is sought by an Indemnified Party, the Indemnifying Party shall have 30 Business Days after receipt of a Claim Notice to notify the Indemnified Party that it elects to conduct and control such Third Party Claim.  If the Indemnifying Party elects to conduct and control such Third Party Claim, the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages resulting from such Third Party Claim, except fees and expenses of counsel for the Indemnified Party incurred after the assumption of the conduct and control of such Third Party Claim by the Indemnifying Party.  If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to conduct and control such Third Party Claim, provided, that (x) the Indemnified Party shall permit the Indemnifying Party to participate in such conduct or settlement through counsel chosen by the Indemnifying Party, but the fees and expenses of such counsel shall be borne by the Indemnifying Party, and (y) the Indemnified Party may not compromise or settle such Third Party Claim without the consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed), unless (i) there is no finding or admission of any violation of Law by the Indemnifying Party or any violation by the Indemnifying Party of the rights of any Person and no effect on any other claims that may be made against the Indemnifying Party, (ii) the sole relief provided is monetary Damages that are paid in full by the Indemnified Party, (iii) the Indemnifying Party shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnifying Party by the third-party claimant from all liability with respect to such claim.  If the Indemnifying Party gives the foregoing notice, subject to the first and second sentences of this Section 9.4(b), the Indemnifying Party shall have the right, at the sole expense of the Indemnifying Party, to conduct and control, such Third Party Claim with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, provided, that (x) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party, but the fees and expenses of such counsel shall be borne by the Indemnified Party, and (y) the Indemnifying Party may not compromise or settle any such Third Party Claim without the consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law by the Indemnified Party or any violation by the Indemnified Party of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (ii) the sole relief provided is money Damages that are paid in full by the Indemnifying Party, (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnified Party by the third-party claimant from all liability with respect to such claim.  The parties hereto shall use their reasonable commercial efforts to minimize any Damages from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability under this Article IX.

(c)                                  Each of the parties agrees and acknowledges that for the purposes of this Section 9.4, Oak Hill Advisors GenPar, L.P. shall have the right to act as the Indemnifying Party with respect to any claim arising under Section 9.2(b) of this Agreement; provided, however, that such an election by Oak Hill Advisors GenPar, L.P. shall not limit the liability of any other Oak Hill Party under this Article IX.

9.5                                 Limitations on Indemnification.

(a)                                  No iStar Group Member shall be entitled to be indemnified (1) pursuant to Sections 9.2(a)(ii) or (iii) or Sections 9.2(b)(ii) or (iii), or (2) for any breach of the covenants set forth in Sections 5.2 or 5.5, as the case may be, unless and until the aggregate of all Damages for which the iStar Group Members are entitled to be indemnified under Sections 9.2(a)(ii) and (iii) and Sections 9.2(b)(ii) and (iii) for any breach of the covenants set forth in Sections 5.2 and 5.5 shall exceed $1,000,000 (the “Deductible Amount”), after which the iStar Group Members shall be entitled to be indemnified for the aggregate cumulative amount of all such Damages in excess of the Deductible Amount; provided, however, that each iStar Group Member shall be entitled to be indemnified for all Damages on a dollar-for-dollar basis from the first dollar of Damages, without regard to the Deductible Amount, incurred as a result of any breach of the representations and warranties set forth in Sections 2.1(a), 2.1(b), 2.2, 2.3, 2.9, 3.1(a), 3.1(b), 3.2(a), 3.3, 3.4, 3.15, 3.23, and 3.24 (the “Seller Deductible Exclusions”).

(b)                                 The iStar Group Members, collectively, shall not be entitled to indemnification pursuant to this Agreement to the extent that such indemnification in the aggregate exceeds $50,000,000 (the “Cap Amount”) (other than for Damages in respect of the Seller Deductible Exclusions, or with respect to Section 9.2(a)(i) or Sections 9.2(b)(i), (iv) or (v) in which case the aggregate amount of all indemnification under this Agreement (including for matters which are subject to the Cap Amount) shall not exceed the Purchase Price.

(c)                                  No Seller Group Member shall be entitled to be indemnified pursuant to Sections 9.3(ii) or (iii) unless and until the aggregate of all Damages for which the Seller Group Members are entitled to be indemnified under Sections 9.3(ii) and (iii) shall exceed the Deductible Amount, after which the Seller Group Members shall be entitled to be indemnified for the aggregate cumulative amount of all such Damages in excess of the Deductible Amount; provided, however, that each Seller Group Member shall be entitled to be indemnified for all Damages on a dollar-for-dollar basis from the first dollar of Damages, without regard to the Deductible Amount, incurred as a result of any breach of the representations and warranties set forth in Sections 4.1(a), 4.2(a), 4.5, 4.9, 4.14, and 4.15 (the “iStar Deductible Exclusions”).

(d)                                 The Seller Group Members, collectively, shall not be entitled to indemnification pursuant to this Agreement to the extent that such indemnification in the aggregate exceeds the Cap Amount (other than for Damages in respect of the iStar Deductible Exclusions, or with respect to Section 9.3(i) in which case the aggregate amount of all indemnification under this Agreement (including for matters which are subject to the Cap Amount) shall not exceed the Purchase Price), except in respect of Section 4.5).

(e)                                  Without limitation to the foregoing, for purposes of Sections 9.2(b)(ii) and (iii) and Sections 9.3(ii) and (iii), in determining the amount of any Damages in connection with any inaccuracy of a representation and warranty (but not for purposes of determining whether any such inaccuracy has occurred), any materiality or “Material Adverse Effect” qualifier in such representation or warranty will be disregarded.

(f)                                    The parties acknowledge and agree that after the Closings, the indemnification provisions contained in Sections 9.2(a), 9.2(b) and 9.3 shall be the sole and exclusive remedy for damages or claims (whether directly or by way of contribution) arising out of or caused by the breach of any of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except for any remedies that may be available with respect to claims arising out of fraud.  For purposes of clarity, the parties acknowledge and agree that the foregoing shall not limit any remedies for damages or claims arising out of the ongoing relationships of the parties.

(g)                                 In no event will (i) the RBO Seller or Okun be liable for any Damages arising under Section 9.2(b) with respect to GenPar II or GenPar II LLC, (ii) any Oak Hill Seller or Seller Principal, other than OHAMI and August, be liable for any Damages arising under Section 9.2(b) as a result of a breach of a representation or warranty contained in Section 3.24, or (iii) the RBO Seller, the CSW Seller, Okun or Wernicke be liable for any Damages arising under Article IX if the Subsequent Closing has not occurred in accordance with Section 1.1 of this Agreement.

(h)                                 Notwithstanding the preamble to Article III, in no event will any Oak Hill Seller or Seller Principal be liable for more than the percentage interest set forth opposite its or his name in Section 9.5(h) of the Disclosure Letter of any Damages arising under Section 9.2(b) (other than OHAMI and August in the case of Section 3.24).  The iStar Parties agree to proceed against the Oak Hill Parties at the same time in connection with any action arising under Section 9.2(b).

(i)                                     The iStar Parties acknowledge and agree that in respect of any damages or claims arising out of or caused by a breach of a covenant contained in Section 5.1(b)(viii) or Section 5.1(b)(ix) or Section 6.9 or a breach of a representation or warranty contained in Sections 3.15(j), 3.15(k) or 3.15(l) by any Oak Hill Seller or Seller Principal, their recourse shall be limited to such Oak Hill Seller’s or Seller Principal’s direct and indirect interests (including, without limitation, any distributions and allocations relating thereto, in each case after the date of such claims) in the Oak Hill Entities and no Oak Hill Seller or Seller Principal shall have any other liability with respect thereto, and none of the iStar Parties shall have recourse against any other assets of the Oak Hill Sellers or Seller Principals with respect thereto.

9.6                                 Tax Treatment of Indemnity Payments.  It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign income Tax purposes, and the parties agree to file their income Tax Returns accordingly (unless otherwise required by applicable Tax Laws).

9.7                                 Indemnity Payments by Seller Group Members.  Any Seller Group Member shall be entitled, at its sole discretion, to satisfy all or a portion of any claim made for indemnification by an iStar Group Member by surrendering to such iStar Group Member iStar Common Stock, which shall be deemed to have a value equal to the average VWAP of the iStar Common Stock over the 15 Trading Days immediately preceding delivery of the iStar Shares by such Seller Group Member.

ARTICLE X

TERMINATION

10.1                           Termination.  This Agreement may be terminated at any time prior to the Initial Closing Date:

(a)                                  by mutual consent of the parties hereto; or

(b)                                 by the iStar Parties, if there has been a material violation or breach by any Oak Hill Party or any Oak Hill Entity of any representation, warranty, covenant or agreement contained in this Agreement, provided, that written notice of such material violation or breach shall have been given to such Oak Hill Party or such Oak Hill Entity, as applicable, and such material violation or breach shall not have been cured within 30 days of receipt of such notice (provided, further, that, to exercise its rights under this Section 10.1(b) for any particular violation or breach, the iStar Parties must terminate this Agreement within 15 Business Days after the cure period provided for in this Section 10.1(b) if not cured); or

(c)                                  by all of the Oak Hill Parties and the Oak Hill Entities, if there has been a material violation or breach by the iStar Parties of any representation, warranty, covenant or agreement contained in this Agreement, provided, that written notice of such material violation or breach shall have been given to the iStar Parties and such material violation or breach shall not have been cured within 30 days of receipt of such notice (provided, further, that, to exercise their rights under this Section 10.1(c) for any particular violation or breach, the Oak Hill Parties and the Oak Hill Entities must terminate this Agreement within 15 Business Days after the end of the cure period provided for in this Section 10.1(c) if not cured); or

(d)                                 by either the iStar Parties, on one hand, or all of the Oak Hill Parties and the Oak Hill Entities, on the other hand, if the Initial Closing shall not have occurred on or by April 1, 2005.

10.2                           Effects of Termination.  Except as otherwise provided in this Section 10.2, in the event of a termination of this Agreement pursuant to this Article X (i) all further obligations of the parties under this Agreement shall terminate, (ii) the parties will remain subject to the provisions of the November Confidentiality Agreement and February Confidentiality Agreement, (iii) no party shall have any right under this Agreement against any other party except as set forth in Section 11.1, and (iv) each party shall bear its own costs and expenses; provided, however, that the termination of this Agreement under this Article X shall not relieve any party of liability for any breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto; provided, further, that Sections 9.5(g), 9.5(h) and 9.5(i) shall survive such termination and apply with respect to any such liability.

10.3                           Termination Following Initial Closing but Prior to Subsequent Closing. This Agreement may be terminated with respect to the Okun Group Sellers and the Wernicke Group Sellers by either the iStar Parties, on one hand, and Okun Group Sellers and Wernicke Group Sellers, on the other hand, if the Subsequent Closing shall not have occurred by May 2, 2005; provided, however, that the termination of this Agreement under this Article X shall not relieve any party of liability for any breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto; provided, further, that Sections 9.5(g), 9.5(h) and 9.5(i) shall survive such termination and apply with respect to any such liability.

ARTICLE XI

MISCELLANEOUS

11.1                           Expenses of the Transaction.  Each of the parties hereto agrees to pay such party’s own fees and expenses in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and by the Related Agreements including, without limitation, legal and accounting fees and expenses.  The fees and expenses of the Oak Hill Entities in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and by the Related Agreements shall be borne solely by the Seller Principals or the Oak Hill Sellers.

11.2                           Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested, or (iii) when sent by facsimile transmission (provided, that it is confirmed by a means specified in clause (i) or (ii)), addressed as follows:

If to the iStar Parties to:

iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036
Attention:	Jay Nydick
Nina Matis
Andrew Richardson
Facsimile:	(212) 930-9494
Telephone:	(212) 930-9400

with a copy to:

Katten Muchin Zavis Rosenman
575 Madison Avenue
New York, New York 10022
Attention:	Henry Bregstein, Esq.
David H. Landau, Esq.
Facsimile:	(212) 940-8776
Telephone:	(212) 940-8800

If to any Oak Hill Party or Oak Hill Entity to:

Oak Hill Advisors, L.P.
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:	Glenn R. August
William H. Bohnsack, Jr.
Facsimile:	(212) 838-8411
Telephone:	(212) 326-1500

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Kenneth M. Schneider, Esq.
Marco V. Masotti, Esq.
Facsimile:	(212) 757-3990
Telephone:	(212) 373-3000

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

11.3                           No Modification Except in Writing.  This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be affected by such change, modification or amendment, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

11.4                           Entire Agreement.  This Agreement together with the Related Agreements, Disclosure Letters, Appendices and Exhibits hereto and the November Confidentiality Agreement (except that the provisions of the February Confidentiality Agreement pertaining to non-solicitation of employees, officers and directors and to transfers or purchases of iStar common stock are hereby terminated and of no further force and effect), sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them with respect to such subject matter.

11.5                           Severability.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

11.6                           Assignment.  No party will assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior consent of the other parties, except that, after the Initial Closing Date, the iStar Parties may assign their rights (but not their obligations) under this Agreement to any of their respective Affiliates or to its successor or transferee in any merger, business combination or sale or other disposition of material assets.  This Agreement will inure to the benefit of the parties, and will be binding upon the parties and their respective heirs, executors, administrators, permitted successors and assigns.

11.7                           Governing Law; Jurisdiction.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.

(b)                                 Each party to this Agreement irrevocably submits to the exclusive jurisdiction of (i) the courts of the State of New York located in New York County and (ii) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Agreement or the transactions contemplated hereby.

11.8                           Headings; References.  The headings appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.  Any reference in this Agreement (including in any Exhibit, Appendix or Disclosure Letter hereto) to a “Section,” “Article,” or “Exhibit” shall mean a Section, Article or Exhibit of or to this Agreement unless expressly stated otherwise.

11.9                           Interpretation.  In this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, and (b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes.  References to a Person are also its predecessors and permitted successors and assigns.

11.10                     Third Parties.  Except as expressly provided herein or as otherwise agreed by the parties hereto, the provisions of this Agreement are solely for the benefit of the parties hereto and shall not inure to the benefit of any third party.

11.11                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the day and year first above written.

iSTAR PARTIES:

iSTAR FINANCIAL INC.

By:	/s/ Jay S. Sugerman
Name: Jay S. Sugerman
Title: Chairman & CEO

iSTAR ALPHA TRS INC.

By:	/s/ Jay S. Sugerman
Name: Jay S. Sugerman
Title: Chairman & CEO

OAK HILL ENTITIES:

OAK HILL ADVISORS, L.P.

By:	Oak Hill Advisors MGP, Inc.,
Managing General Partner

	By:	/s/ Glenn R. August
Name:
Title:

OAK HILL SECURITIES GENPAR II, L.P.

By:	Oak Hill Securities MGP II, Inc.,
General Partner

	By:	/s/ Glenn R. August
Name:
Title:

OAK HILL CREDIT ALPHA GENPAR, L.P.

By:	Oak Hill Credit Alpha MGP, LLC,
General Partner

	By:	/s/ Glenn R. August
Name:
Title:

OHSF GP PARTNERS II, LLC

	By:	/s/ Glenn R. August
	Name:	Glenn R. August
	Title:	Managing Member

OAK HILL CREDIT ALPHA MGP, LLC

	By:	/s/ Glenn R. August
Name:
Title:

OAK HILL SELLERS:

OAK HILL ADVISORS MGP, INC.

By:	/s/ Glenn R. August
Name:
Title:

WHB, INC.

By:	/s/ William H. Bohnsack Jr.
Name:
Title:

KRASE, INC.

By:	/s/ Scott D. Krase
Name:
Title:

RBO, INC.

By:	/s/ Robert Okun
Name:
Title:

CSW, INC.

By:	/s/ Carl L. Wernicke
Name:
Title:

GA LLC

By:	/s/ Glenn R. August
Name:
Title:

OAK HILL ASSET MANAGEMENT, INC.

By:	/s/ Glenn R. August
Name:
Title:

SELLER PRINCIPALS:

/s/ Glenn R. August
Glenn R. August

/s/ William H. Bohnsack Jr.
William H. Bohnsack, Jr.

/s/ Scott D. Krase
Scott D. Krase

/s/ Robert Okun
Robert Okun

/s/ Carl L. Wernicke
Carl L. Wernicke

APPENDIX A

DEFINITIONS

The following terms when used in the Agreement shall have the respective meanings ascribed to them below:

“Action” shall mean any action, suit, claim, litigation, proceeding, arbitration, audit, investigation, or hearing (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, any Governmental Authority.

“Affiliate” shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Person” shall mean, with respect to a Person, any director, officer, agent, partner, member or employee of such Person.

“Agreement” has the meaning ascribed to such term in the Preamble hereto.

“Allocation Percentages” has the meaning ascribed to such term in Section A-1 of the Disclosure Letter.

“Amended and Restated GenPar II LLC Operating Agreement” shall mean the Amended and Restated Operating Agreement of GenPar II LLC amended in accordance with Section 5.9 and otherwise in form and substance reasonably satisfactory to the parties.

“Amended and Restated GenPar II LP Agreement” shall mean the Amended and Restated Limited Partnership Agreement of GenPar II amended in accordance with Section 5.9 and otherwise in form and substance reasonably satisfactory to the parties.

“Amended and Restated GenPar Alpha LLC Operating Agreement” shall mean the Amended and Restated Operating Agreement of GenPar Alpha LLC amended in accordance with Section 5.9 and otherwise in form and substance reasonably satisfactory to the parties.

“Amended and Restated GenPar Alpha LP Agreement” shall mean the Amended and Restated Limited Partnership Agreement of GenPar Alpha amended in accordance with Section 5.9 and otherwise in form and substance reasonably satisfactory to the parties.

“Amended and Restated LP Agreements” shall mean the Amended and Restated OHA LP Agreement, the Amended and Restated GenPar II LP Agreement and the Amended and Restated GenPar Alpha LP Agreement.

“Amended and Restated OHA LP Agreement” shall mean the Fifth Amended and Restated Limited Partnership Agreement of OHA in substantially the form attached hereto as Exhibit 2.

“Amended and Restated Operating Agreements” shall mean the Amended and Restated GenPar II LLC Operating Agreement and the Amended and Restated GenPar Alpha LLC Operating Agreement.

“Audited Fund Financial Statements” has the meaning ascribed thereto in Section 3.19(f).

“August” has the meaning ascribed to such term in the Preamble hereto.

“August Group Sellers” shall mean August and the GRA Seller.

“Bohnsack” has the meaning ascribed to such term in the Preamble hereto.

“Bohnsack Group Sellers” shall mean Bohnsack and the WHB Seller.

“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in New York, New York.

“Cap Amount” has the meaning ascribed to such terms in Section 9.5(b).

“Claim Notice” has the meaning ascribed to such term in Section 9.4(a).

“Closing Certificate” has the meaning ascribed to such term in Section 9.1.

“Closing Statement” has the meaning set forth in Section 1.6.

“Closings” has the meaning ascribed to such term in Section 1.1.

“COBRA” has the meaning ascribed to such term in Section 3.21(h).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Code Plan” shall mean a plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code.

“Consulting Agreement” has the meaning ascribed to such term in Section 6.4.

“Content” has the meaning ascribed to such term in the definition of Intellectual Property.

“Contracts” shall mean all leases, including, without limitation, Real Property Leases, licenses, contracts, including, without limitation, Investment Advisory Contracts, agreements, indentures, promissory notes, guarantees, arrangements, commitments and understandings of any kind, whether written or oral, to which any Oak Hill Entity or Subsidiary is a party or by which any Oak Hill Entity or Subsidiary or any of the assets of any Oak Hill Entity or Subsidiary may be bound, and all rights arising under any of them.

 “Copyrights” has the meaning ascribed to such term in the definition of Intellectual Property.

“CSW Seller” has the meaning ascribed to such term in the Preamble hereto.

“Daily iStar Common Stock Price” shall mean, in respect of any Trading Day, the VWAP on such Trading Day; provided, however, (i) if the VWAP on such Trading Day is greater than $45.00, “Daily iStar Common Stock Price” for such Trading Day shall mean $45.00 and (ii) if the VWAP on such Trading Day is less than $39.00, “Daily iStar Common Stock Price” for such Trading Day shall mean $39.00.

“Damages” shall mean losses, obligations, reduction in value of the Purchaser Partnership Interests or the Purchaser LLC Interests from the Purchase Price, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys’ and auditors’ fees (and any reasonable experts’ fees) and court costs.  “Damages” shall not include punitive damages or consequential damages, except to the extent a reduction in value of the Purchaser Partnership Interests or the Purchaser LLC Interests from the Purchase Price would be considered consequential damages.

“Deductible Amount” has the meaning ascribed thereto in Section 9.5(a).

“Disclosure Letter” shall mean that certain letter, dated the date hereof from the Oak Hill Parties to iStar, qualifying the representations and warranties contained in Article II and Article III.

“Domain Names” has the meaning ascribed to such term in the definition of Intellectual Property.

“Employee Benefit Plan” shall mean any of the following (whether written, unwritten or terminated):  (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee).

“Employee Benefit Plan of the Oak Hill Entities” shall mean “Oak Hill Employee Benefit Plan” as set forth below.

“Environment” shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

“Environmental Condition” shall mean any condition with respect to the Environment on or off any Facility caused by a Release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered, which could or does result in any Damages, including, without limitation, any condition resulting from the operation of the business of any Oak Hill Entity or Subsidiary or the operation of the business of any subtenant or occupant of any Facility or that of other property owners or operators in the vicinity of any Facility or any activity or operation formerly conducted by any person or entity on or off such Facility.

“Environmental Laws” shall mean all Laws relating to the pollution of or protection of the Environment, from contamination by, or relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes.

“Environmental Report” shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued under that Act or any successor law.

“Excluded Assets” shall mean (a) the interests attributable to carried interest, incentive fees or other performance based allocations, distributions or compensation of the general partner or investment manager special purpose vehicles relating to Oak Hill Special Opportunities GenPar, L.P., Oak Hill CLO Management I, L.L.C., a Delaware limited liability company, Oak Hill CLO Management II, L.L.C., a Delaware limited liability company, and Oak Hill CLO Management III, L.L.C., a Delaware limited liability company, (b) the fractional interests in four airplanes indirectly owned by August and (c) the passive investments by the Oak Hill Parties or their Affiliates for their own account (i) not arising directly or indirectly from the business of the Partnership or (ii) arising from the activities on behalf of Keystone, Inc., other Oak Hill – related investment management business and related parties and co-investment entities thereof.

“Facility” shall mean any facility that is now or has heretofore been owned, leased or used in connection with the business of any Oak Hill Entity or Subsidiary.

“February Confidentiality Agreement” shall mean the Confidentiality Agreement, dated February 3, 2005, between OHA and the Parent.

“Fund Documents” shall mean the offering documents with respect to offerings and sales of the interests in a Fund and all forms, reports, registration statements, schedules or other filings made by an Oak Hill Entity or Subsidiary with federal, state or securities self-regulatory organizations with respect to a Fund.

“Funds” shall mean Oak Hill Securities Fund, L.P., Oak Hill Securities Fund II, L.P., Oak Hill Securities Fund Liquidating Trust, Oak Hill Special Opportunities Fund, L.P., Oak Hill Special Opportunities Fund (Management), L.P., Oak Hill Credit Partners I, Limited, Oak Hill Credit Partners II, Limited, Oak Hill Credit Partners III, Limited, Oak Hill Credit Partners IV, Limited, VP CBO, Limited, SMBC MVI SPC, Oak Hill Credit Alpha Fund, LP, Oak Hill Credit Alpha Fund (Offshore), Ltd. and separately managed accounts (the “Separately Managed Accounts”) entered into with The Leland Stanford Junior University, Lerner Enterprises Limited Partnership, Cardinal Investment Partners I, L.P., and P&PK Family Limited Partnership.

“GAAP” shall mean United States generally accepted accounting principles.

“GA LLC” has the meaning ascribed thereto in the Preamble hereto.

“GenPar II” has the meaning ascribed to such term in the Preamble hereto.

“GenPar II Interests” has the meaning ascribed to such term in Section 3.3.

“GenPar II LLC” has the meaning ascribed to such term in the Preamble hereto.

“GenPar II LLC Interests” has the meaning ascribed to such term in the Recitals hereto.

“GenPar II LLC Operating Agreement” shall mean the limited liability company agreement of GenPar LLC, dated September 28, 1999.

“GenPar II LP Agreement” shall mean the agreement of limited partnership of GenPar II, dated as of September 28, 1999.

“GenPar Alpha” has the meaning ascribed to such term in the Preamble hereto.

“GenPar Alpha Interests” has the meaning ascribed to such term in Section 3.3.

“GenPar Alpha LLC” has the meaning ascribed to such term in the Preamble hereto.

“GenPar Alpha LLC Interests” has the meaning ascribed to such term in the Recitals hereto.

“GenPar Alpha LLC Operating Agreement” shall mean the limited liability company agreement of GenPar Alpha LLC, dated as of January 1, 2004.

“GenPar Alpha LP Agreement” shall mean the amended and restated agreement of limited partnership of GenPar Alpha, dated as of January 1, 2004.

“GenPar Interests” has the meaning ascribed to such term in Section 3.3.

“Governmental Authority” shall mean any (i) federal, state, local, provincial, municipal, foreign, or other government, (ii) governmental or quasi-governmental authority of any nature or (iii) other body exercising any statutory, administrative, judicial, arbitrative, legislative, police, regulatory, or taxing authority or power.

“Governmental Documents” shall mean all reports and registration statements filed, or required to be filed, by Law, by contract or otherwise, by an entity pursuant to the authority of any Governmental Authority.

“Governmental Permits” shall mean all licenses, franchises, registrations, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority.

“GRA Seller” has the meaning ascribed to such term in the Preamble hereto.

“Hazardous Substance” shall mean any substance whether solid, liquid or gaseous in nature:

(i)                                     the presence of which requires notification, investigation, or remediation under any Environmental Law;

(ii)                                  which is defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Laws;

(iii)                               which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority;

(iv)                              which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;

(v)                                 which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(vi)                              which contains or emits radioactive particles, waves or materials, including radon gas.

 “Immediate Family” shall mean, with respect to any individual, (a) such individual’s spouse, parents, siblings and children, (b) any spouse, parent, sibling or child of any Person specified in clause (a) above and (c) estates, trusts, partnerships and other entities and legal relationships of which a majority in interest of the beneficiaries, members, owners, investors or participants at all times in question are, directly or indirectly, one or more of the Persons described above and/or such individual.

“Indemnified Party” has the meaning ascribed to such term in Section 9.4(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 9.4(a).

“Initial Cash Purchase Price” has the meaning ascribed to such term in Section 1.2.

“Initial Closing” has the meaning ascribed to such term in Section 1.1.

“Initial Closing Date” has the meaning ascribed to such term in Section 1.1.

“Initial Closing Time” has the meaning ascribed to such term in Section 1.1.

“Initial iStar Shares” has the meaning ascribed to such term in Section 1.2.

“Initial Purchase Price” has the meaning ascribed to such term in Section 1.2.

“Intellectual Property” shall mean any United States (federal and state) and foreign: patents and patent applications, including but not limited to all reissues, divisions, continuation, continuations-in-part, and extensions of the patents, industrial design registrations, certificates of invention and utility models (collectively, “Patents”); trademarks, service marks, and trademark and service mark registrations and applications, both use based and on an intent to use basis, trade names, business names, logos, and, slogans, together with all goodwill related to the foregoing (collectively, “Trademarks”); Internet domain names (collectively, the “Domain Names”); copyrights, copyright registrations, renewals, and applications for copyrights, including without limitation for the Content and the Software (collectively, “Copyrights”); and Software, technology, trade secrets, business methodology, and other confidential models and methodologies; in each case that are trade secrets under applicable law (collectively, “Trade Secrets”); “Software” means any and all of (i) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, and (iii) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any and all of the foregoing.  “Content” means any and all written or fixed information, pictures, images, graphics, video, audio, text and any other written or fixed content or information, in whatever form and on any media.

“Investment Advisers Act” shall mean the Investment Advisors Act of 1940, as amended, or any successor Law, and regulations and rules issued under that Act or any successor Law.

“Investment Advisory Contracts” has the meaning ascribed to such term in Section 3.11(a)(ii).

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, or any successor law, and regulations and rules issued under that Act or any successor law.

“iStar Common Stock” shall mean the common stock, par value $0.0001 per share, of the Parent.

“iStar Common Stock Price” shall mean the average of the Daily iStar Common Stock Prices for the first 20 Trading Days in March 2005.

“iStar Deductible Exclusions” has the meaning ascribed to such term in Section 9.5(c).

“iStar Group Member” shall mean each of Parent, the Purchaser, the Purchaser Designees and their respective Affiliates, including the Oak Hill Entities and their respective directors, officers, employees, agents and attorneys and their respective successors and assigns.

“iStar Material Adverse Effect” shall mean any event or condition that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Parent, taken as a whole; provided, however, that such changes shall not include events, developments, conditions, facts or occurrences resulting from (i) changes in U.S. general economic or securities, debt, or high-yield market conditions, (ii) acts of terrorism or outbreak of war generally affecting the economy, or (iii) the announcements of the transactions contemplated by this Agreement.

“iStar Parties” shall mean the Parent and the Purchaser, and, for purposes of Articles VII, IX, and XI, the Purchaser Designees.

“iStar Shares” has the meaning ascribed to such term in Section 2.7.

“Keystone Payment” shall mean the cash payment by OHA to Keystone, Inc. (or one of its Affiliates) in an amount agreed to by OHA and Keystone, Inc., which will be funded at or prior to the Initial Closing and which shall constitute an OHA Liability.

“Krase” has the meaning ascribed to such term in the Preamble hereto.

“Krase Group Sellers” shall mean Krase and the Krase Seller.

“Krase Seller” has the meaning ascribed to such term in the Preamble hereto.

“Law” shall mean any constitution, law, treaty, compact, directive, ordinance, principal of common law, permit, authorization, variance, regulation, rule, or statute, including, without limitation, all federal, foreign, international, state, exchange and local laws (including without limitation the anti-fraud provisions thereof) and rules and all exchange and self-regulatory organization rules and regulation related to securities (including without limitation the Exchange Act, the Securities Act, the Investment Advisers Act, the Investment Company Act and the Bank Holding Company Act), commodities (including without limitation, the Commodity Exchange Act), Taxes, ERISA, Hazardous Substances and the Environment, zoning and land use, Intellectual Property, privacy, occupational safety and health, consumer protection, product quality, safety, employment and labor matters.

“LIBOR” shall mean the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service as determined by the general partner of OHA from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of an interest period relating to a loan issued under the line of credit referred to in Section 1.6, as the rate for dollar deposits with a maturity comparable to such interest period.

“License Agreements” has the meaning ascribed to such term in Section 3.12(a).

“Liens” shall mean all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or similar restrictions but expressly excluding licensed Intellectual Property.

“LLC Interests” has the meaning ascribed to such term in the Recitals.

“LLC Operating Agreements” shall mean the GenPar II Operating Agreement and the GenPar Alpha LLC Operating Agreement.

“Material Contracts” has the meaning ascribed to such term in Section 3.11(b).

“Notices” shall have the meaning ascribed to such term in Section 5.8.

“November Confidentiality Agreement” shall mean the Confidentiality Agreement, dated November 9, 2004, between OHA and the Parent.

“Oak Hill Designee” has the meaning ascribed to such term in Section 6.3.

“Oak Hill Employee Benefit Plan” shall mean any Employee Benefit Plan, with respect to which any Oak Hill Entity, or any of Subsidiary thereof, maintains, makes contributions to or has any other liability with respect to, or arising out of the employment, or other similar affiliation (e.g., independent contractor, director, etc.), of any individual with any current or former Oak Hill Plan Affiliate.

“Oak Hill Entities” has the meaning ascribed to such term in the Preamble hereto.

“Oak Hill Entities Intellectual Property” has the meaning ascribed to such term in Section 3.12(a).

“Oak Hill Material Adverse Effect” shall mean any event, or condition that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Oak Hill Entities, taken as a whole; provided, however, that an Oak Hill Material Adverse Effect shall not include events, developments, conditions, facts or occurrences resulting from (i) U.S. general economic or securities, debt or high yield market conditions, (ii) acts of terrorism or outbreak of war generally affecting the economy or (iii) the announcement of the transactions contemplated by this Agreement.

“Oak Hill Parties” has the meaning ascribed to such term in the Preamble hereto.

“Oak Hill Plan Affiliate” shall mean any of the Oak Hill Entities, any Subsidiary and predecessor of any of them and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any of the Oak Hill Entities, any Subsidiary and/or any predecessor or any of them, under Section 414 of the Code.

“Oak Hill Sellers” has the meaning ascribed to such term in the Preamble.

“OHA” has the meaning ascribed to such term in the Preamble hereto.

“OHA 2003 Balance Sheet” shall mean the audited combined statement of financial position of OHA and certain affiliated advisory companies for the fiscal year ended December 31, 2003.

“OHA Audited Financial Statements” has the meaning ascribed to such term in Section 3.14(a).

“OHA Liabilities” shall mean (x) those liabilities set forth on the OHA 2003 Balance Sheet or the September 30 Balance Sheet described in the following line items:  (i) Due to Oak Hill Special Opportunities Management, LLC and (ii) Due to Affiliates and (y) any similar liabilities of OHA or any other Oak Hill Entity that may exist as of the Business Day immediately prior to the Initial Closing.

“OHA Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership, dated as of November 1, 2004, of OHA.

“OHA Partnership Interests” has the meaning ascribed to such term in the Recitals hereto.

“OHAI” shall mean Oak Hill Advisors, Inc., a Delaware corporation wholly-owned by August.

“OHAI Advisory Agreements” shall mean the Investment Advisory Contracts with Lerner Enterprises Partnership, Cardinal Investment Partners I, L.P. and P&PK Family Limited Partnership.

“OHAI Contribution” shall mean the contribution (by merger, assignment or other transfer) of the OHAI Advisory Agreements and certain other agreements to which OHAI is a party as set forth in Section A-10 of the Disclosure Letter to OHA in exchange for Class B Interests.

“OHAMI Contribution” shall mean the contribution (by merger, assignment or other transfer) of the OHAMI Advisory Agreements and certain other agreements to which OHAMI is a party as set forth in Section A-10 of the Disclosure Letter to OHA in exchange for Class A Interests.

 “OHAI Note” shall mean that certain note payable to August as shown in the OHA Audited Financial Statements and any financial statements thereafter.

“OHAMI” has the meaning ascribed to such term in the Preamble hereto.

“OHAMI Advisory Agreements” shall mean the Investment Advisory Contracts with Oak Hill Securities Fund, L.P. and Oak Hill Securities Fund Liquidating Trust.

“Okun” has the meaning ascribed to such term in the Preamble hereto.

“Okun Group Sellers” shall mean Okun and the RBO Seller.

“Order” shall mean any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent” has the meaning ascribed to such term in the Preamble hereto.

“Patents” has the meaning ascribed to such term in the definition of Intellectual Property.

“Permitted Liens” shall mean Liens (i) for any current taxes or assessments not yet delinquent, (ii) created by statute of carriers, warehousemen, mechanics, laborers or materialmen incurred in the ordinary course of business for sums not yet due or (iii) real property leases and licenses for the use of Intellectual Property.

“Permitted Transactions” has the meaning ascribed to such term in Section 5.1.

“Person” shall mean any individual, firm, unincorporated organization, corporation (including any not-for-profit corporation), general or limited partnership, limited liability company, cooperative marketing association, joint venture, estate, trust, association or other entity as well as any syndicate or group that would be deemed to be a person under Section 13(a)(3) of the Exchange Act.

“Plan Asset Regulation” has the meaning ascribed thereto in Section 3.18(j).

“Principal Exchange” shall mean the New York Stock Exchange or, if at any time the iStar Common Stock is not listed on the New York Stock Exchange, the principal stock exchange (including Nasdaq) on which the iStar Common Stock is then listed or admitted to trading, or quotes, as applicable.

“Pro Rata Share” has the meaning ascribed to such term in Section 1.3.

“Purchaser” has the meaning ascribed to such term in the Preamble hereto.

“Purchaser Designee” has the meaning ascribed to such term in Section 6.10.

“Purchaser GenPar II LLC Interest” has the meaning ascribed to such term in the Recitals hereto.

“Purchaser GenPar Alpha LLC Interest” has the meaning ascribed to such term in the Recitals hereto.

“Purchaser LLC Interests” has the meaning ascribed to such term in the Recitals hereto.

“Purchaser Partnership Interests” has the meaning ascribed to such term in the Recitals hereto.

“RBO Seller” has the meaning ascribed to such term in the Preamble hereto.

“Real Estate Issuer” shall mean any corporation or partnership if real estate and “interests in real property” (within the meaning of Section 856(c)(4)(C) of the Code, irrespective of where such assets are located) constitute more than 50% of the fair market value of its assets.

“Real Property Leases” shall mean all leases for real property to which any Oak Hill Entity or Subsidiary is a party or by which it is bound.

“Reclassification” has the meaning ascribed to such term in the Recitals hereto.

“REIT” shall mean a real estate investment trust, within the meaning of Section 856 of the Code.

“Related Agreements” shall mean (i) the Amended and Restated LP Agreements, (ii) the Amended and Restated Operating Agreements, (iii) the Relationship Agreement, (iv) the Shareholder’s Agreement, (v) the Consulting Agreement and (vi) those other agreements and documents contemplated by this Agreement.

“Relationship Agreement” shall mean the Relationship Agreement in substantially the form attached hereto as Exhibit 3.

“Reorganization” shall mean the recapitalization of GenPar II LLC, as described in Exhibit R.

“SEC Reports” has the meaning ascribed to such term in Section 4.7.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued under that Act or any successor law.

“Securities List” shall mean the written list attached hereto as Exhibit SL, as the same may be amended in writing from time to time in accordance with the provisions of Section 6.9 hereof, containing the name, address and taxpayer identification number of, and any additional information reasonably requested by the Seller Principals with respect to, each Real Estate Issuer in which Parent owns or, as a result of any transaction entered into or pending, reasonably expects to acquire, Securities the ownership of which would cause Parent to violate Section 856(c)(4)(B)(iii)(III) of the Code but for qualifying (in Parent’s good faith judgment) as “straight debt securities” described in Section 856(m)(1)(A) of the Code.

“Security” shall have the meaning set forth in the Investment Company Act of 1940, as amended; provided that for the avoidance of doubt, no Oak Hill Entity shall be deemed to own an interest in any Security owned by any entity solely by reason of the existence of a management agreement with respect to that entity.

“Seller Deductible Exclusions” has the meaning ascribed to such term in Section 9.5(a).

“Seller Group Member” shall mean the August Group Sellers, the Bohnsack Group Sellers, the Krase Group Sellers, the Okun Group Sellers and the Wernicke Group Sellers and

each of their respective agents and attorneys and their respective successors and permitted assigns.

“Seller Principals” has the meaning ascribed to such term in the Preamble hereto.

“Separately Managed Accounts” has the meaning ascribed thereto in the definition of Funds.

“September 30 Balance Sheet” shall mean the unaudited combined statement of financial position of OHA for the period ended September 30, 2004.

“Shareholder’s Agreement” shall mean the Shareholder’s Agreement in substantially the form attached hereto as Exhibit 4.

“Software” has the meaning ascribed to such term in the definition of Intellectual Property.

“Subsequent Amended and Restated LP Agreements” shall mean any Amended and Restated LP Agreements revised to reflect the transactions contemplated by the Subsequent Closing.

“Subsequent Amended and Restated Operating Agreements” shall mean any Amended and Restated Operating Agreements revised to reflect the transactions contemplated by the Subsequent Closing.

“Subsequent Cash Purchase Price” has the meaning ascribed to such term in Section 1.3.

“Subsequent Closing” has the meaning ascribed to such term in Section 1.1.

“Subsequent Closing Date” has the meaning ascribed to such term in Section 1.1.

“Subsequent Closing Time” has the meaning ascribed to such term in Section 1.1.

“Subsequent iStar Shares” has the meaning ascribed to such term in Section 1.3.

“Subsequent Purchase Price” has the meaning ascribed to such term in Section 1.3.

“Subsidiary” shall mean, as to any Person, any other Person more than 50% of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.  Unless otherwise, specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Oak Hill Entities.  For purposes of this Agreement, none of the Funds shall be deemed to be Subsidiaries of any of the Oak Hill Entities.

“Tax Returns” shall mean all federal, state, local, provincial and foreign returns, reports, declarations, estimates, information returns, forms, schedules and statements (including any related or supporting information) and any amended Tax return relating to Taxes.

“Taxes” shall mean any and all federal, state, local and foreign taxes, assessments, governmental charges, duties, impositions and liabilities, including, but not limited to, income (whether net or gross), excise, property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, escheat, use, value added, capital, gross receipts, franchise, license, severance, stamp, premium, windfall profits, environmental (including taxes under Code Sec. 59A), capital stock, profits, withholding, disability, real property, personal property, registration, customs duties, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any tax authority, including any related charges, fees, interest, penalties, additions to tax or other assessments.

“Third Party Claim” has the meaning ascribed to such term in Section 9.4(a).

“Trade Secrets” has the meaning ascribed to such term in the definition of Intellectual Property.

“Trademarks” has the meaning ascribed to such term in the definition of Intellectual Property.

“Trading Day” shall mean any day on which the Principal Exchange is open for trading.

“Transfer Taxes” has the meaning ascribed to such term in Section 6.6.

“Unaudited Interim Financial Statements” has the meaning ascribed to such term in Section 3.14(a).

“Unaudited Interim Fund Financial Statements” has the meaning ascribed thereto in Section 3.19(f).

“VWAP” shall mean the daily dollar volume-weighted average sale price for the iStar Common Stock on the Principal Exchange on any particular Trading Day during the period beginning at 9:30 a.m., Eastern Time, and ending at 4:00 p.m., Eastern Time, as reported by Bloomberg through its “Volume at Price” functions.

“Wernicke” has the meaning ascribed to such term in the Preamble hereto.

“Wernicke Group Sellers” shall mean Wernicke and the CSW Seller.

“WHB Seller” has the meaning ascribed to such term in the Preamble hereto.